Exhibit 10.10

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

CONFIDENTIAL

Execution Copy

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) effective as of December 3, 2021 (the “Effective Date”), is entered into between Rhythm Pharmaceuticals Inc., a corporation organized under the laws of Delaware (“Rhythm”), with a place of business at 222 Berkeley Street, 12th Floor, Boston, MA, USA, and RareStone Group Ltd., a limited company registered in Grand Cayman (“RareStone”), with a place of business at with its registered office at PO Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106.

BACKGROUND

A.Rhythm has developed a compound known as IMCIVREE™ (setmelanotide) and owns or controls certain patents, know-how and other intellectual property relating thereto; and

B.RareStone and Rhythm wish to enter into an agreement whereby Rhythm will grant to RareStone, and RareStone will obtain, certain exclusive rights and licenses under such patents, know-how and other intellectual property to research, Develop, and Commercialize IMCIVREE™ for the diagnosis, treatment or prevention of conditions and diseases in humans in the greater China region, all on the terms and conditions set forth herein and therein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions. For the purposes of this Agreement, the following terms have the respective meanings set forth below, and grammatical variations of such terms have corresponding meanings:

1.1“Accounting Standards” means, with respect to a Party, its Sublicensees, or any of their respective Affiliates, generally accepted accounting principles (“GAAP”) in the U.S.; in each case as consistently applied throughout the applicable Person.

1.2“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, fifty percent (50%) or more of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1.3“API” means an active material that provides pharmacological activity in a pharmaceutical or biologic product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.4“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York, New York and Shanghai, China are open for business.

1.5“Clinical Studies” means any human clinical study with respect to the Licensed Product.

1.6“Combination Product” means a pharmaceutical product that includes the Licensed Compound and at least one (1) additional API that is either co-formulated or administered through a single formulation or sold together as a single product and invoiced as one product.

1.7“Commercialization” means, with respect to the Licensed Product, any and all processes and activities directed to selling, offering for sale (including any application for marketing and pricing and reimbursement approvals), distributing, detailing, marketing, advertising, promoting, packaging, storing, transporting, distributing, importing, and other commercial exploitation activities; provided, however, that Commercialization shall exclude Development and Manufacturing. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.8“Commercially Reasonable Efforts” means, with respect to a Party’s Development or Commercialization of Licensed Product, that level of efforts and resources commonly dedicated in the pharmaceutical industry to the analogous development or commercialization activities of a product of similar commercial potential at a similar stage in its lifecycle, in each case, taking into account market potential and market size, issues of safety and efficacy, anticipated or actual product labeling, the competitiveness of alternative Third Party product in the marketplace, the nature and extent of expected and actual market exclusivity (patent protection and regulatory coverage), the expected and actual reimbursability, and pricing and product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such product’s entry into the market, the regulatory environment and status of such product, and other relevant scientific, technical and commercial factors, in each case, as measured by the facts and circumstances at the time such efforts are due.

1.9“Compliance Laws” means all applicable Laws in the RareStone Territory or the Rhythm Territory relating to (a) the prevention of bribery, corruption, fraud, or improper payments, money laundering or counter-terrorist financing, including the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), or (b) export controls, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Governmental Authority.

1.10“Competing Product” means any product, other than Licensed Product, that [***].

1.11“Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, data, Registrations and/or other information or assets, means that such Party or its Affiliate owns or possesses rights to such

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

intellectual property rights, data, Registrations and/or other information or assets, as applicable, sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of an agreement with a Third Party.

1.12“CTA” means a Clinical Trial Authorization application filed with the NMPA for authorization to commence Clinical Studies.

1.13“Data” mean any and all pharmacology data, preclinical data, clinical data, including raw data, as well as marketing, market access, pharmacovigilance and other data pertaining to the Licensed Product, in each case to the extent Controlled by a Party as of the Effective Date or during the Term of this Agreement.

1.14“Development” means pre-clinical and clinical research and drug development activities, including but not limited to toxicology, pharmacology, statistical analysis, Clinical Studies (including pre- and post-approval studies), regulatory affairs, and regulatory activities pertaining to designing and carrying out Clinical Studies and obtaining Registrations; provided, however, that Development shall exclude Manufacturing and Commercialization. “Develop” and “Developing” shall have their correlative meanings.

1.15“Distributor” means a Third Party whom RareStone, its Affiliates or a Sublicensee engages to offer for sale, sell and/or import Licensed Products purchased from RareStone, such Affiliate or such Sublicensee, as applicable, for resale by such Third Party under the label of RareStone, such Affiliate or such Sublicensee, as applicable (provided, however, that such resale may be under the label of such Third Party in a jurisdiction if a local entity is required to obtain a label in such jurisdiction); provided that the term “Distributor” shall not include any person or entity who pays RareStone, its Affiliate or a Sublicensee any consideration (in any form) with respect to such engagement other than the consideration paid for the purchase of such Licensed Products, such person or entity being deemed a Sublicensee hereunder.

1.16“Drug Product” means the formulation of the Licensed Compound approved by the applicable Regulatory Authority including Setmelanotide and any excipients, agents, and non-active ingredients, in any formulation or dosage form.

1.17“Drug Substance” means Setmelanotide.

1.18“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.19“Field” means the diagnosis, treatment or prevention of conditions and diseases in humans.

1.20“First Commercial Sale” means the first sale of Licensed Product in the RareStone Territory by any of RareStone, its Sublicensees or its or their respective Affiliates to a Third Party after Registration (if required) of Licensed Product.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.21“Generic Product” means a prescription pharmaceutical product sold by a Third Party that [***].

1.22“Global Phase III Clinical Trial” means Rhythm’s multi-site, multi-national Phase III Clinical Trial anticipated by the Parties to be the basis of a Registration, as further described in the Clinical Development Plan.

1.23“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) international, multinational, federal, state, local, municipal, foreign or other government, agency or authority; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, securities exchange or instrumentality and any court or other tribunal).

1.24“Joint Development Committee” or “JDC” means the joint development committee comprising representatives of Rhythm and RareStone, described in Section 6.

1.25“Joint Steering Committee” or “JSC” means the joint steering committee, comprising representatives of Rhythm and RareStone, described in Section 6.

1.26“Know-How” means all inventions, discoveries, data, information (including scientific, technical or regulatory information), trade secrets, processes, means, methods, practices, formulae, instructions, procedures, techniques, materials, technology, results, analyses, designs, drawings, computer programs, apparatuses, specifications, technical assistance, laboratory, pre-clinical and clinical data (including laboratory notes and notebooks), and other material or know-how, in written, electronic or any other form, whether or not confidential, proprietary or patentable, including without limitation: development technology; biology, chemistry, pharmacology, toxicology, drug stability, manufacturing and formulation, test procedures, synthesis, purification and isolation techniques, quality control data and information, methodologies and techniques; information regarding clinical and non-clinical safety and efficacy studies, including study designs and protocols, marketing studies, absorption, distribution, metabolism and excretion studies; assays and biological methodology.

1.27“Knowledge of Rhythm” or “Rhythm’s Knowledge” means the actual knowledge of any of [***].

1.28 “Laws” or “Law” means any applicable federal, national, supranational, state, provincial, local or other domestic or foreign law, statute, treaty, rule, regulation, order, directive, ordinance, interpretation, or policy (including any Governmental Authority written guidance for industry) with or by, or any other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority that apply to a Party and its activities hereunder.

1.29“Licensed Compound” means the acetate salt form of Setmelanotide and the chloride salt form of Setmelanotide.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.30“Licensed IP Rights” means the Licensed Patents, the Licensed Marks and the Licensed Know-How.

1.31“Licensed Know-How” means any Know-How Controlled by Rhythm or its Affiliates as of the Effective Date or during the Term thereof that is necessary or reasonably useful to Develop, Manufacture, or Commercialize the Licensed Product in the Field in the RareStone Territory.

1.32“Licensed Marks” means the product-specific Trademarks Controlled by Rhythm or any of its Affiliates as of the Effective Date and intended for use in connection with the packaging and labeling of Licensed Product, as listed on Exhibit A, any other product-specific Trademarks Controlled by Rhythm or any of its Affiliates after the Effective Date and intended for use in connection with the packaging and labeling of Licensed Product, which are accepted in writing by RareStone for use in the RareStone Territory (which shall be added to Exhibit A promptly after such acceptance), and any other product-specific Trademarks that Rhythm and RareStone mutually agree upon for use with the Licensed Product in the RareStone Territory during the Term of this Agreement.

1.33“Licensed Patents” means any and all Patents Controlled by Rhythm or its Affiliates as of the Effective Date or during the Term that claim inventions that are necessary or reasonably useful to Develop, Manufacture or Commercialize the Licensed Product in the Field in the RareStone Territory, including the Patents listed on Exhibit B.

1.34“Licensed Product” means any pharmaceutical product that contains the Licensed Compound, including any Combination Products (excluding, for clarity, any Combination Products that include any APIs claimed or covered by intellectual property rights Controlled by Rhythm, other than the Licensed Compound).

1.35“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.36“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, shipping, storage, or freight of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including quality assurance and stability testing, characterization testing, quality control release testing of drug substance and drug product, quality assurance batch record review and release of product, process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, and product characterization; provided, however, that Manufacture shall exclude Development and Commercialization. “Manufacturing” and “Manufactured” shall have their correlative meanings.

1.37“Manufacturing Cost” means, with respect to the supply of Licensed Product by an unaffiliated Third Party, the direct acquisition cost paid by Rhythm for such Licensed Product, and, with respect to the supply of Licensed Product Manufactured directly by

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Rhythm or its Affiliates, the fully burdened manufacturing costs applicable to the supply of the Licensed Product, which manufacturing costs:  [***].

1.38“Marketing Authorization Application” or “MAA” means any drug marketing authorization or similar application, including all supplements and amendments thereto, filed with the NMPA or other applicable Regulatory Authority, which is required to Commercialize the Licensed Product in the RareStone Territory.

1.39“NMPA” means the National Medical Products Administration of China (formerly known as the China Food and Drug Administration (CFDA)), or any successor thereto.

1.40“Net Sales” means the gross amounts invoiced by RareStone, its Sublicensees, or any of their respective Affiliates (in each case, a “Selling Party”) for sales or other dispositions of Licensed Product to Third Parties (other than another Selling Party, unless such Selling Party is the end user of the applicable Licensed Product), less the following amounts actually incurred, allowed, paid and accrued:

(a)[***];

(b)[***];

(c)[***];

(d)[***];

(e)[***];

(f)[***]; and

(g)[***];

provided that, in each case (a) through (g), (i) each such deduction is calculated in a manner consistent with the Selling Party’s applicable Accounting Standards, consistently applied by the Selling Party, and (ii) each such deduction is directly allocable to Licensed Product, or apportioned on a good faith, fair and equitable basis to Licensed Product and other products of the Selling Party and its Affiliates such that Licensed Product does not bear a disproportionate portion of such deductions, and (iii) no particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

For clarification, sale or other disposition of Licensed Product by a Selling Party to another Selling Party for resale by such other Selling Party to a Third Party (other than a Selling Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales. In the event of any sale or other disposition of Licensed Product for any consideration other than exclusively monetary consideration on bona fide arm’s-length terms (including any sale or other disposition of Licensed Product by a Selling Party to another Selling Party for end use by such other Selling

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Party), then for purposes of calculating Net Sales under this Agreement, such Licensed Product shall be deemed to have been sold exclusively for cash [***].

[***].

Net Sales for a Combination Product in the RareStone Territory will mean the gross amount attributable to the Combination Product less the deductions set forth in clauses (a) – (g) above, to the extent applicable and subject to the limitations set forth above, multiplied by [***]:

(a)[***];

(b)[***];

(c)[***]; or

(d)[***].

1.41“Patent(s)” means any and all patents and patent applications of any kind, together with all provisional applications, additions, divisions, continuations, continued prosecution applications, continuations-in-part, substitutions, confirmations, validations, reissues, re-examinations, inter partes reviews, registrations, patent term extensions, supplemental protection certificates, restoration and renewals of any of the foregoing in any jurisdiction in the world.

1.42“Party” means Rhythm or RareStone, individually; and “Parties” means Rhythm and RareStone, collectively.

1.43“Payment Period” means on a Region-by-Region basis, the period of time beginning on the date of the First Commercial Sale of Licensed Product in such Region and ending upon the latest of (a)  the expiration of the last to expire Licensed Patent in such Region having a Valid Claim that covers such Licensed Product; (b) the loss of Regulatory Exclusivity for the Licensed Product in such Region; or (c) [***] following the date of the First Commercial Sale of the first Licensed Product by RareStone, its Affiliates or Sublicensees in such Region.

1.44“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.45“Phase III Clinical Trial” means a pivotal clinical trial in humans performed to gain evidence with statistical significance of the efficacy of a product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for the filing for Registration and to provide an adequate basis for physician labeling, as further described in 21 C.F.R. § 312.21(c), or its foreign equivalent (including any such clinical study in any country other than the United States), regardless of whether such trial is labeled as a Phase III Clinical Trial.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.46“RareStone Product Know-How” means Know-How Controlled by RareStone that are necessary or reasonably useful to Develop, Manufacture, or Commercialize the Licensed Product in the Field in the RareStone Territory, but excluding the Licensed Know-How.

1.47“RareStone Territory” means Greater China, including mainland China, Hong Kong, and Macao.

1.48“Region” means each of (a) People’s Republic of China, (b) Hong Kong Special Administration Region, (c) Macau Special Administration Region, and (d) Taiwan, if incorporated into the RareStone Territory by amendment.

1.49“Registered IP Rights” means the Licensed Patents and the Licensed Marks within the RareStone Territory.

1.50“Registration” means, with respect to the Licensed Product in any country or jurisdiction, any and all registrations, licenses, permits or governmental approvals, certifications or clearances from any Regulatory Authority necessary, under applicable Law in a country or other jurisdiction, for the purchase, distribution, commercialization, manufacture, promotion, marketing or sale of the Licensed Product in any such country or jurisdiction. “Register” or “Registering” shall have their correlative meanings.

1.51“Regulatory Authority” means the NMPA or any other regulatory body with similar regulatory authority within the RareStone Territory or in any jurisdiction outside the RareStone Territory.

1.52“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority in the RareStone Territory, other than an issued and unexpired Patent, including any regulatory data protection exclusivity (including, where applicable, pediatric exclusivity and/or orphan drug exclusivity) and/or any exclusivity afforded by restrictions on the granting by a Regulatory Authority of regulatory approval to market a Generic Product in the RareStone Territory.

1.53“Regulatory Filing” means any Marketing Authorization Application, or any other licenses, applications, registrations, notifications, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary to obtain a Registration for the development, manufacture and/or commercialization of a human pharmaceutical product, together with all amendments and supplements to any of the foregoing.

1.54“Rhythm Territory” means all countries in the world other than the RareStone Territory.

1.55“Setmelanotide” means an 8-amino acid cyclic peptide, as further described in Exhibit C.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

1.56“Sublicense” means an agreement that directly or indirectly grants a sublicense, immunity or other right under the Licensed Technology to Develop, Manufacture, Commercialize, or otherwise exploit the Licensed Product, in the RareStone Territory, pursuant to Section 2.4.

1.57“Sublicensee” means a RareStone Affiliate or a Third Party with whom RareStone has granted or otherwise entered into a Sublicense, provided such Sublicense has not expired or been terminated. Notwithstanding the foregoing, Sublicensees shall not include Distributors.

1.58“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities that are specific to the sale of the Licensed Products, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, and property taxes together with all interest, penalties and additions imposed with respect to such amounts.

1.59“Third Party” means any Person other than RareStone, Rhythm or their respective Affiliates.

1.60“Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

1.61“Upstream Agreements” means any assignment or license agreement between Rhythm and a Third Party regarding the Licensed IP Rights, which includes, as of the Effective Date, [***].

1.62“Valid Claim” means (a) a claim of an issued and unexpired Patent included within the Licensed Patents, which has not been held permanently revoked, unenforceable, abandoned, permanently lost through an interference or an opposition proceeding, or invalid by a final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a pending claim of a pending patent application included within the Licensed Patents that (i) has been asserted and continues to be prosecuted in good faith (provided, however, that if a claim of a pending patent application has not issued within five (5) years after the earliest filing date from which such claim takes priority, such claim shall no longer constitute a Valid Claim for the purposes of this Agreement from such 5th anniversary unless and until a patent issues with such claim) and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

2.License Grant/Obligations.

2.1Licenses

2.1.1IP License. Subject to the terms and conditions of this Agreement, Rhythm hereby grants to RareStone an exclusive (even as to Rhythm), sublicenseable (subject to Section 2.4), royalty-bearing license under the Licensed Technology to Develop, Manufacture (solely to the extent set forth in Section 4.4), Commercialize, and otherwise exploit Licensed Products, and to obtain and maintain Registrations, in each case solely in the Field for use in the RareStone Territory.

2.2Access to Licensed Know-How. Rhythm shall provide or make available to RareStone all Licensed Know-How that is necessary or reasonably useful for the Development and Registration of the Licensed Product and exists as of the Effective Date, which provision or access shall occur in a manner and following a reasonable schedule and plan agreed by the Parties. During the Term of this Agreement, Rhythm shall provide or make available to RareStone additional Licensed Know-How that is necessary or reasonably useful for the Development or Registration of the Licensed Product, to the extent that such Licensed Know-How comes to Rhythm’s attention (or is reasonably requested by RareStone) and has not previously been provided or made available to RareStone. Without limiting the generality of the foregoing, Rhythm shall provide RareStone with a copy of the M3 module of the clinical trial dossier for the Licensed Product (or such portions as RareStone reasonably requests), as well as all supporting data, within [***] after the Effective Date.

2.3Right of Reference. Subject to the terms and conditions of this Agreement, Rhythm hereby grants to RareStone an exclusive (including with respect to Rhythm), non-transferable (except in connection with a permitted assignment of this Agreement), right of reference under any and all Registrations and Regulatory Filings Controlled by Rhythm for the Licensed Product or its use, to Develop, obtain and maintain Registrations for, Manufacture (to the extent necessary in accordance with this Agreement), and Commercialize the Licensed Product in the RareStone Territory. RareStone shall have the right to grant further rights of reference, through multiple tiers, to Third Parties and Affiliates. Subject to the terms and conditions of this Agreement, RareStone hereby grants to Rhythm an exclusive (including with respect to RareStone), non-transferable (except in connection with a permitted assignment of this Agreement), right of reference under any and all Registrations and Regulatory Filings Controlled by RareStone for Licensed Product or its use, to Develop, obtain and maintain Registrations for, Manufacture, and Commercialize the Licensed Product outside the RareStone Territory. Rhythm shall have the right to grant further rights of reference, through multiple tiers, to Third Parties and Affiliates.

2.4Sublicenses.

2.4.1RareStone shall have the right, in accordance with this Section 2.4, to enter into a Sublicense with: (a) its Affiliates, without Rhythm’s consent; or (b) a Third Party, with Rhythm’s express prior written consent, for the purpose of Registering with Regulatory

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Authorities, Developing, Manufacturing or Commercializing the Licensed Product in each case jointly with, or for the benefit of, RareStone. RareStone may grant sublicenses hereunder to such Affiliates and Third Parties solely on the terms set forth in this Section 2.4.1 and Section 2.4.2 below.

2.4.2Each Sublicense granted by RareStone pursuant to this Section 2.4 will be in writing and will be consistent with the relevant restrictions and limitations set forth in this Agreement. No Sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement. Any Sublicense entered into by RareStone pursuant to this Section 2.4 will contain the following provisions: (a) a requirement that such Sublicensee submit applicable sales or other reports to Rhythm consistent with the reporting requirements set forth in Section 7.7; (b) an audit requirement consistent with that set forth in Section 7.10; (c) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information contained in Article 9 with respect to Rhythm’s Confidential Information; and (d) those provisions required by the Upstream Agreements. RareStone shall remain responsible for its obligations under this Agreement and will ensure that each of its Sublicensees complies with all relevant provisions of this Agreement. Promptly following the execution of each Sublicense to a Sublicensee, RareStone shall provide Rhythm with an executed copy of such Sublicense; provided, however, that RareStone shall have the right to redact any confidential terms from the copy provided to Rhythm.

2.5RareStone’s Right of First Negotiation. If at any time during the Term of this Agreement, Rhythm desires to enter into negotiations with any Third Party for the grant of a license or rights to Develop or Commercialize the Licensed Product in the Field solely in Taiwan (“ROFN Territory”), then, prior to entering into discussions or negotiations with any Third Party, Rhythm shall provide written notice to RareStone (“ROFN Notice”) and offer to RareStone the first right to negotiate for the right or license to Develop or Commercialize the Licensed Product in the Field in the ROFN Territory (“ROFN”). RareStone shall have [***] after receiving the ROFN Notice to notify Rhythm in writing whether RareStone desires to exercise its ROFN. If RareStone notifies Rhythm that RareStone elects to exercise its ROFN, the Parties shall enter into exclusive good faith negotiations for a period of [***] (the “Negotiation Period”) to include the ROFN Territory in the RareStone Territory, subject to mutual, written agreement of any financial consideration with respect to the ROFN Territory. If the Negotiation Period expires before the Parties have mutually agreed on the terms and conditions to include the ROFN Territory under this Agreement, Rhythm will have no additional obligations to negotiate with RareStone and Rhythm shall be free to Develop and Commercialize Licensed Product in the ROFN Territory, directly or through an Affiliate or an agreement with a Third Party, provided that, for the six months immediately following the expiration of such Negotiation Period, Rhythm shall not enter into any such agreement with any Third Party on terms that are more favorable to the Third Party than the last terms offered to RareStone during the Negotiation Period.

2.6Activities Outside the RareStone Territory. To the extent permitted under applicable Law, RareStone agrees that neither it, nor any of its Affiliates, will sell or provide the Licensed Product to any Third Party and shall not allow its Sublicensees to sell or provide the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Licensed Product to any Third Party, if RareStone or its relevant Affiliate or Sublicensee knows, or has reason to know, that Licensed Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Rhythm Territory.

2.7Competing Product Activities in the RareStone Territory.

2.7.1Until [***], RareStone covenants that neither it nor its Affiliates or permitted Sublicensees will, (i) grant or offer any license or otherwise enable or authorize any Third Party or (ii) conduct, either directly or indirectly, any activities, whether independently or with or for the benefit of a Third Party, in each case of (i) and (ii) with respect to the Development (including to obtain or maintain any regulatory approvals for), Manufacture, Registration, or Commercialization of any Competing Product in the RareStone Territory. On and after [***], in the event that RareStone or any of its Affiliates desires to (i) grant or offer any license or otherwise enable or authorize any Third Party or (ii) conduct, either directly or indirectly, any activities, whether independently or with or for the benefit of a Third Party, in each case of (i) and (ii) with respect to the Development (including to obtain or maintain any regulatory approvals for), Manufacture, Registration, or Commercialization of any Competing Product in the RareStone Territory, RareStone would so notify Rhythm in writing (a “Competing Product Notice”). By written notice to RareStone provided within [***], Rhythm shall have the right to elect to receive a royalty on Net Sales by RareStone, its Affiliates and their respective (sub)licensees of such Competing Product in the RareStone Territory. Rhythm shall have the right to receive up to a [***] royalty on such Net Sales, [***], as elected by Rhythm in such notice; provided, that the royalty payable under this Agreement with respect to Net Sales on Licensed Product in the RareStone Territory shall be decreased by a percentage equal to the percent rate selected by Rhythm with respect to such Competing Product.

2.7.2Rhythm hereby covenants that, during the Term, neither it nor its Affiliates will, (i) grant or offer any license or otherwise enable or authorize any Third Party or (ii) conduct, either directly or indirectly, any activities, whether independently or with or for the benefit of a Third Party, in each case of (i) and (ii) with respect to the development (including to obtain or maintain any regulatory approvals for), manufacture, registration, promotion, advertisement or distribution of any Competing Product in the RareStone Territory.

2.8Relevant In-Licensed IP. In the event that, RareStone desires to in-license from a Third Party Patents that cover the Licensed Product, it shall so notify Rhythm in writing. The Parties shall promptly confer in good faith with respect to the relevant Patents and discuss the need or desirability of taking a license thereto. Rhythm shall have the first right to obtain such license to such Patents worldwide, and shall confer in good faith with RareStone regarding the terms and conditions thereof to the extent relevant to the RareStone Territory. If Rhythm obtains a license to such Patents, Rhythm shall either obtain a license thereunder including the RareStone Territory on terms reasonably acceptable to RareStone, in which case RareStone shall be responsible for the portion of all payments due thereunder to the extent reasonably attributable to the RareStone Territory (in which case such payments borne by RareStone will be treated as if they were paid to a Third Party for purposes of Section 7.6.2), or otherwise Rhythm shall exclude from the scope of its license the RareStone Territory. If either Rhythm declines to take a

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

license to such Third Party Patents, or excludes from any license it obtains under such Patents the RareStone Territory, then RareStone shall have the right to obtain such a license under such Patents solely for the RareStone Territory. If Rhythm elects to take a license to Third Party Patents under this Section 2.8 that includes the RareStone Territory, Rhythm shall provide to RareStone notice thereof, and upon RareStone’s receipt of such notice (i) RareStone’s such Third Party Patents will be included in the Licensed Patents and licensed to RareStone pursuant to Section 2.1 automatically, and are hereby granted as of the date of RareStone’s receipt of such notice, and (ii) RareStone agrees to comply with any obligations of Rhythm under any such in-license agreement with respect to such Patents, that apply to RareStone and of which RareStone was informed in writing in advance by Rhythm, including any obligation to make payments for RareStone’s use of the same.

3.Regulatory.

3.1RareStone Diligence. During the Term, RareStone shall use Commercially Reasonable Efforts (whether alone or with or through its Sublicensees and its or their respective Affiliates) to Develop and Register the Licensed Products in the Field in the RareStone Territory, including without limitation for each indication for which Rhythm is eligible to receive milestone payments pursuant to Sections 7.3, [***].

3.2Regulatory Strategy. RareStone shall be responsible for obtaining the initial Registration and any subsequent Registrations, as required, for the Licensed Product in the Field in the RareStone Territory [***]. RareStone shall develop and determine a regulatory strategy for the Licensed Product in the RareStone Territory, which strategy shall be subject to JSC’s review and approval. The Parties initially agree as follows:

3.2.1Rhythm shall initially hold any and all Regulatory Filings submitted to and Registrations granted by the NMPA for the Licensed Product Manufactured by Rhythm (“Imported Version of Product”) until the Manufacturing Process has been transferred to RareStone, pursuant to Section 4.4, (such date, the “Regulatory Responsibility Transfer Date”), and Rhythm hereby designates RareStone as Rhythm’s regulatory agent.

3.2.2As Rhythm’s regulatory agent, RareStone or one of its Affiliates shall be responsible for undertaking all regulatory activities and interactions with Regulatory Authorities in the RareStone Territory for the Imported Version of Product in Rhythm’s name as the express and authorized regulatory agent of record for Rhythm in the RareStone Territory.

3.2.3Following the Regulatory Responsibility Transfer Date, RareStone or one of its Affiliates will be responsible for all regulatory activities and interactions with the Regulatory Authorities in the RareStone Territory leading up to and including obtaining (to the extent not already obtained) and thereafter maintaining Registrations for such locally-Manufactured Licensed Product in the RareStone Territory, in RareStone’s or its Affiliate’s own name.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

3.3RareStone Ownership. Following the Regulatory Responsibility Transfer Date, RareStone shall own any and all Regulatory Filings and Registrations for the Licensed Product in the Field in the RareStone Territory. Such Registrations shall be transferred to Rhythm in the circumstances set forth in Section 14.2.2.

3.4Audit and Inspection. RareStone shall permit Rhythm to review RareStone’s guidelines and procedures for (i) the receipt, investigation, recording, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of the Licensed Product (ii) the preparation, filing, prosecution, submission and control all Regulatory Filings for Licensed Product in the RareStone Territory and the communications with the NMPA and other Regulatory Authorities in the RareStone Territory regarding Regulatory Filings and Registration of Licensed Product.

3.5Clinical Development Plan.

3.5.1Promptly after the Effective Date, the Parties shall collaborate on a plan for the clinical Development of the Licensed Product in the RareStone Territory, which may be amended from time to time (the “Clinical Development Plan”). An initial outline of the Clinical Development Plan is attached as Exhibit D. The Parties shall use reasonable efforts to finalize and mutually agree on such Clinical Development Plan within [***] after the Effective Date. The Clinical Development Plan will include in reasonable detail any Development activities, as required, and associated timelines, for the Licensed Product in the RareStone Territory, including the Global Phase III Clinical Trial. Upon such mutual agreement, the Clinical Development Plan will be automatically added to Exhibit D to this Agreement.

3.5.2The Parties shall prepare for the JDC’s review updates of the Clinical Development Plan (as defined in Section 6.2.2(c)) for each year of the Term until Registration of the Licensed Product by or on behalf of RareStone, and in any event, the JDC shall review the then-current Clinical Development Plan [***] (or more frequently to address material issues arising within such time period) until such time.

3.5.3The Parties hereby agree that all Development activities on the Licensed Product conducted by RareStone in the RareStone Territory under this Agreement shall be conducted pursuant to the Clinical Development Plan as reviewed and approved by the JDC.

3.6Clinical Studies and Pre-Clinical Studies.

3.6.1RareStone shall be responsible for conducting all activities in connection with the Global Phase III Clinical Trial, [***], solely to the extent such activities are necessary or reasonably useful to support Registration in the Field in the RareStone Territory. Notwithstanding the foregoing, RareStone’s obligation to participate in such Global Phase III Clinical Trial in the RareStone Territory shall not exceed a maximum of [***] for such Global Phase III Clinical Trial, nor shall [***] to conduct activities in the RareStone Territory in connection with the Global Phase III Clinical Trial exceed [***].

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

3.6.2As between the Parties, RareStone shall be responsible, [***], for conducting, to the best of its ability, any and all Clinical Studies and/or preclinical studies (which may, in either case, require sites in the RareStone Territory), and all other regulatory activities, required for obtaining, supporting and maintaining Registrations in the RareStone Territory in accordance with the Clinical Development Plan.

3.6.3Subject to the terms of this Agreement (including Section 3.6.1) and as between the Parties, RareStone shall be solely responsible (with input from Rhythm both through the JSC and otherwise), [***] for conducting all regulatory activities, whether pre-Registration or post-Registration of the locally-Manufactured Licensed Product, required for obtaining and maintaining Registration in the RareStone Territory of locally-Manufactured Licensed Product and in accordance with the Clinical Development Plan.

3.7Regulatory Communications.

3.7.1RareStone shall be responsible for and shall have the exclusive right, in consultation with Rhythm and subject to Rhythm’s rights pursuant to Section 3.8, (a) to prepare, file, prosecute, submit and control all Regulatory Filings for Licensed Product in the RareStone Territory; (b) to interact and communicate with the NMPA and other Regulatory Authorities in the RareStone Territory regarding Regulatory Filings and Registration of Licensed Product; (c) to collect information on the adverse effects of Licensed Product and report the same to the NMPA and other Regulatory Authorities in the RareStone Territory; and (d) to coordinate and control any recall of Licensed Product in accordance with this Agreement and applicable Laws and regulations and reporting relevant information to the NMPA and other Regulatory Authorities in the RareStone Territory. Subject to the terms and conditions of this Agreement, [***].

3.7.2As between the Parties, Rhythm shall be responsible and shall have the exclusive right to (a) to prepare, file, prosecute, submit and control all Regulatory Filings for Licensed Product in the Rhythm Territory; (b) to interact and communicate with the applicable Regulatory Authority for Licensed Product in such Rhythm Territory regarding Regulatory Filings and Registration of Licensed Product; (c) to collect information on the adverse effects of Licensed Product and report the same to the applicable Regulatory Authorities in the Rhythm Territory; and (d) to coordinate and control any recall of Licensed Product in accordance with this Agreement and applicable Laws and regulations and reporting relevant information to the applicable Regulatory Authorities in the Rhythm Territory.

3.8Rhythm Review and Assistance. Within [***] of the Effective Date, Rhythm shall provide to RareStone the then-existing dossier for the Licensed Product and any materials or documents Controlled by Rhythm as necessary or reasonably useful to RareStone or required by Regulatory Authorities for the Registration of the Licensed Product in the RareStone Territory. Rhythm shall use Commercially Reasonable Efforts to execute such certificates and other instruments and documents readily available and its reasonable efforts to perform all such other acts as may be necessary or appropriate and otherwise cooperate with and provide reasonable assistance to RareStone as RareStone may request from time to time regarding any

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Regulatory Filings or amendments to Registrations for Licensed Product, including qualifying a Third Party second source of Licensed Product to the extent required by applicable Laws and regulations, in all cases, [***]. RareStone shall provide to Rhythm updates with respect to planned communications with Regulatory Authorities in the RareStone Territory, and submissions to such Regulatory Authorities, with respect to Licensed Products in the Field in the RareStone Territory. Without limiting the foregoing, Rhythm shall translate all Regulatory Filings and supporting data, information and material for the Rhythm Territory that are not in English into English [***] and shall provide such English translations to RareStone. RareStone shall be responsible, [***], to translate such data, information and material into Chinese as may be necessary to obtain and maintain Registrations in the RareStone Territory. RareStone shall keep Rhythm fully and promptly informed as to its progress and activities relating to the Development and Registration, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of updates to the JSC at its meetings or as reasonably requested by Rhythm at any other time. RareStone agrees to consider in good faith all comments provided by Rhythm with respect to such Development and Registration of the Licensed Product for the RareStone Territory.

3.9Pharmacovigilance. Within [***] of the Effective Date, the Parties shall negotiate and enter into a pharmacovigilance and safety agreement regarding Licensed Product consistent with industry practices (the “Pharmacovigilance & Safety Agreement”) including: (a) providing detailed procedures regarding the maintenance of core safety information and the exchange of safety data relating to the Licensed Product within and outside the RareStone Territory within appropriate time frames and in an appropriate format to enable each Party to meet its expedited and periodic regulatory reporting requirements; and (b) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities and all applicable legal and regulatory requirements for the management of safety data. The Pharmacovigilance & Safety Agreement shall provide for an adverse event database to collect adverse event and complaint information of the Licensed Products in the RareStone Territory to be maintained by RareStone [***] and procedures to facilitate the consolidation of information in the global safety database maintained by Rhythm and to prepare reports for Regulatory Authorities.

4.Supply of Licensed Product.

4.1Supply Obligation. Rhythm shall be responsible for supplying Licensed Product to RareStone to allow RareStone to conduct its Development and Commercialization activities in the RareStone Territory under this Agreement, as the Parties shall agree to in separate supply agreements. Such supply shall either come from Rhythm, its Affiliates, or any of Rhythm’s contract manufacturers of Licensed Product (each a “CMO”). No later than [***] prior to the anticipated commencement of Clinical Studies to be conducted by RareStone with respect to the Licensed Product, the Parties will negotiate and agree in good faith the terms of a full, separate manufacturing and supply agreement, covering supplies of Product for the Clinical Studies in the Territory (the “Clinical Supply Agreement”). No later than [***] prior to the anticipated date of obtaining Registration for the Licensed Product in the RareStone Territory of the Licensed Product, the Parties will enter into a new manufacturing and supply agreement, covering ordering and supplies for Commercialization activities in the RareStone Territory (the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

“Commercial Supply Agreement”). The Clinical Supply Agreement and Commercial Supply Agreement shall provide specific terms and obligations concerning, among other things, forecasts, purchase orders, and supply of Licensed Product for the RareStone Territory.

4.2The transfer price [***] for Licensed Products by Rhythm will equal Rhythm’s Manufacturing Cost, and RareStone shall have the right to audit Rhythm’s books and records to verify the transfer price. The applicable supply agreements will include supply for all of RareStone’s clinical and commercial requirements for Licensed Product prior to the receipt of the first approval by NMPA of the Licensed Product. Following the receipt of the first approval by NMPA, RareStone shall have the right to assume the license and rights to Manufacture Drug Product (but not the API or Drug Substance) for the Licensed Product, as further detailed in Section 4.4. In the event a Supply Failure, as defined in the applicable supply agreement, regarding the Licensed Product, RareStone shall have the right to assume the license and rights to Manufacture both the Drug Product and Drug Substance for the Licensed Product, as more fully detailed in the applicable supply agreement.

4.3Quality Agreement. Together with the Clinical Supply Agreement, RareStone and Rhythm shall negotiate (or Rhythm shall use reasonable efforts to cause its applicable CMO to negotiate) and enter into a commercially reasonable and customary quality agreement related to the supply of Licensed Product (or component thereof) within [***] after the Effective Date.

4.4Manufacturing Technology Transfer.

4.4.1Notwithstanding anything to the contrary in this Agreement, from and after the date that is [***] after RareStone obtains Registration for the Licensed Product in the Territory, RareStone shall be entitled to request and receive from Rhythm all (or a copy of all, as applicable) Licensed Know-How that is reasonably necessary or useful for the Manufacture of Drug Product (but not the Manufacture of API or Drug Substance) for the Licensed Product, including, for clarity, the then-current process for the Manufacture of such Drug Product, as well as any improvements or enhancements to such processes, but excluding any Manufacturing processes, activities, or steps for Manufacture of API or Drug Substance (the “Manufacturing Process”), and Rhythm shall provide such support as may be necessary or reasonably useful to RareStone or its designee to use and practice the Manufacturing Process in the RareStone Territory, including by assisting RareStone or its designee to enter into agreements with any or all of Rhythm’s CMOs and by waiving any exclusive arrangements Rhythm may have with such CMO in the RareStone Territory with respect to Licensed Compound and/or Licensed Product. Rhythm shall provide all such Licensed Know-How in such time and in such manner as reasonably agreed by the Parties.

4.4.2Within [***] following a request to transition Drug Product Manufacturing, Rhythm shall develop and provide to RareStone a high-level plan describing the steps to be carried out in connection with the transfer of the Manufacturing Process set forth in Section 4.4.1 (the “Technology Transfer”). The Parties shall then cooperate to complete, within [***] of the delivery of such plan, the preparation of a reasonable implementation plan for a

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Technology Transfer, with such plan to include (a) specific timelines and milestones that are consistent with completion of the Technology Transfer within [***] (exclusive of any lead time for delivery to RareStone of any equipment of the type used by Rhythm or its CMO to Manufacture the Licensed Product) of RareStone’s request, if any, for a Technology Transfer, and (b) a list of all equipment used by Rhythm or its CMO to Manufacture the Licensed Product, including a description of Rhythm’s source (i.e., whether internally developed or procured from a Third Party) for each piece of such equipment. The Parties shall memorialize such implementation plan in a writing that is acknowledged by each Party.

5.Commercialization.

5.1Exclusive Supply to RareStone. Rhythm, whether by itself or through an Affiliate or (sub)licensee, shall not, market, solicit orders for, sell, offer for sale, import, distribute, Commercialize or otherwise provide Licensed Product (a) to any Person in the RareStone Territory other than to RareStone or its designee or (b) to any Third Party if Rhythm, its relevant Affiliate or a (sub)licensee knows, or has reason to know, that Licensed Products sold or provided to such Third Party will be sold or transferred, directly or indirectly, for use in the RareStone Territory. Rhythm shall not enter into any agreement with any Person that would conflict or interfere with the foregoing obligation.

5.2RareStone Obligation. RareStone shall use Commercially Reasonable Efforts (whether alone or with or through its Sublicensees and its or their respective Affiliates) to Commercialize the Licensed Product in the RareStone Territory, including without limitation for each indication for which Rhythm is eligible to receive milestone payments pursuant to Sections 7.3, [***].

5.3Manner of Performance. RareStone will perform its Commercialization obligations under this Agreement in good scientific manner and in compliance with all applicable Laws.

5.4Commercialization Plan.

5.4.1Within [***] after the date that is [***] before RareStone’s anticipated date of Registration in the RareStone Territory, RareStone shall prepare a reasonably detailed plan, including the timing of key activities, for the Commercialization of the Licensed Product in the Field in the RareStone Territory (the “Commercialization Plan”), and the Commercialization Plan will be automatically added to Exhibit E to this Agreement. From time to time, Rhythm will, through the JSC, provide RareStone with its then-current strategy and high-level plan for Commercialization of the Licensed Product outside the RareStone Territory; provided, that Rhythm shall not be obligated to create any documentation in order to comply with this Section 5.4.1.

5.4.2RareStone shall provide the Commercialization Plan and Rhythm shall provide the information described in Section 5.4.1 to the JSC for its review, but, for clarity, neither Party shall be required to receive the JSC’s approval of the Commercialization Plan or

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

the information provided by Rhythm pursuant to Section 5.4.1, as applicable. RareStone shall prepare for the JSC’s review updates of the Commercialization Plan (as defined in Section 6.1.2(b)) for each year until [***], and in any event, the JSC shall review the then-current Commercialization Plan in [***] (or more frequently as needed to address any material issues arising during such time period). For clarity, RareStone shall not be required to obtain the JSC’s approval of any updates or amendments to the Commercialization Plan, although the JSC shall discuss any such updates or amendments in advance of their approval, and RareStone shall consider in good faith Rhythm’s comments thereon.

5.5Pricing and Reimbursement. Subject to any determination by applicable Regulatory Authorities, the pricing of the Licensed Products in the RareStone Territory shall be determined in accordance with Section 6.1. RareStone shall solely be responsible for obtaining any pricing or reimbursement approvals for the Licensed Product in the RareStone Territory as required by the applicable Regulatory Authority.

5.6Sales and Marketing. RareStone shall be solely responsible, [***] for all Commercialization activities, including but not limited to training, compliance, promotion, marketing and medical affair activities, related to the Licensed Product in the RareStone Territory. All promotion activities related to the Licensed Product in the RareStone Territory shall be consistent with the Commercialization Plan and shall comply with all applicable Law. RareStone shall coordinate with Rhythm regarding medical affairs activities to ensure global coordination of medical affairs activities and priorities.

5.7Marketing Materials. Visual aids, advertisements and promotional leaflets (the “Marketing Materials”) concerning the Licensed Product for use in the RareStone Territory, as well as training manuals and education and communication materials (the “Educational Materials”) for sales representatives in the RareStone Territory shall be developed and prepared by RareStone [***]. Any Marketing Materials, training manuals and/or Educational Materials developed and used by RareStone, its Affiliates and Sublicensees for the Licensed Product in the RareStone Territory shall be consistent with the Registration therein and the Commercialization Plan and shall comply with all applicable Laws. RareStone shall keep Rhythm reasonably informed with respect to Marketing Materials and Educational Materials and shall provide to Rhythm copies (in electronic form) of any new Marketing Materials and/or Educational Materials for the Licensed Product developed by RareStone (and/or any of its Affiliates or Sublicensees) and any material changes to any such Marketing Materials and/or Educational Materials, and consider in good faith Rhythm’s reasonable comments, including with respect to the compliance with Rhythm’s worldwide Licensed Product profile and this Section 5.5. Each Party shall have the right to use any Marketing Materials and Educational Materials developed by the other Party for Commercialization of the Licensed Product in the Field in its own territory.

5.8Data Protection Laws. The Parties shall comply with all data protection laws with respect to the collection, use, storage, processing sharing, transfer and disclosure of personal identifiable data or information, in each case applicable to such Party’s activities hereunder.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

5.9Diversion. Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory. Neither Party shall engage, nor permit its Affiliates, sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory.

6.Governance.

6.1Joint Steering Committee.

6.1.1Establishment. Within [***] following the Effective Date, Rhythm and RareStone shall establish a JSC to facilitate the exchange of information, including clinical, regulatory, medical, pharmacovigilance, manufacturing, and commercial matters related to the Licensed Product, in the RareStone Territory, subject to the provisions of this Section 6.1.

6.1.2Duties. The JSC shall:

(a)Facilitate communications and discussion between the Parties with respect to the Licensed Product;

(b)Review, discuss and coordinate the overall strategy and activities for the Registration, Manufacturing, and Commercialization of Licensed Products in the RareStone Territory, including related regulatory activities;

(c)Review and discuss the Commercialization Plan and any substantive amendments, updates and other modifications thereto from time to time as provided for in this Agreement;

(d)Provide a forum for resolving matters referred to the JSC pursuant to the procedures set out in Section 6.1.5 below;

(e)Oversee the activities of the JDC and attempt to resolve issues presented to it by and disputes within the JDC; and

(f)Perform such other duties and responsibilities as are specifically assigned to the JSC by mutual written agreement of the Parties, except where in conflict with any provision of this Agreement.

6.1.3Membership. The JSC shall be composed of an equal number of representatives from each of RareStone and Rhythm, selected by such Party. Unless the Parties otherwise mutually agree, the exact number of representatives for each of RareStone and Rhythm

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

shall be, with respect to the JSC, [***]. Either Party may replace its respective JSC representatives at any time with prior written notice to the other Party; provided that the criteria for composition of the JSC set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on the JSC.

6.1.4Meetings. The JSC shall meet at least twice each year, or at such other intervals as agreed to by the Parties or more frequently as necessary to resolve any issues submitted for JSC resolution by the JDC. All JSC meetings may be conducted by telephone, video-conference or in person as determined by the JSC. [***]. With the consent of the Parties (not to be withheld unreasonably), other appropriate employee representatives of the Parties may attend the JSC meeting as non-voting observers, provided that such observers are subject to obligations of confidentiality substantially similar to the provision set forth in Article 9.

6.1.5Decision-Making.

(a)Decisions of the JSC shall be made by unanimous vote, with [***] representative from each Party participating in any vote.

(b)In the event that the JSC does not reach consensus with respect to a particular matter within [***] after the matter is submitted to the JSC, then either Party may, by written notice to the other Party, have such matter referred to (i) Rhythm’s Chief Executive Officer on the part of Rhythm and (ii) RareStone’s Chief Executive Officer on the part of RareStone (collectively, “Senior Executives”) who shall meet promptly and negotiate in good faith to attempt to resolve the dispute.

(c)If, despite such good faith efforts, the Senior Executives are unable to resolve such dispute during such meeting, then RareStone shall have the right to cast the deciding vote with respect to any such matter; provided, that if such matter is with respect to the Development of the Licensed Product in the RareStone Territory and would reasonably be likely to result in a material adverse risk to the Development or Commercialization of the Licensed Product in the Rhythm Territory (as determined at Rhythm’s reasonable discretion), Rhythm will have a veto right over such decision.

(d)For clarity, neither Party shall have the right to cast a deciding vote to excuse itself from any of its obligations specifically enumerated under this Agreement.

(e)For additional clarity, the Senior Executive of RareStone will have final decision-making authority with respect to any decisions solely related to Commercialization of the Licensed Product in the RareStone Territory (including pricing).

6.2Joint Development Committee.

6.2.1Establishment. Within [***] following the Effective Date, Rhythm and RareStone shall establish a JDC to facilitate the Development and regulatory activities

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

related to the Licensed Product, in the RareStone Territory, subject to the provisions of this Section 6.2.

6.2.2Duties. The JDC shall:

(a)Review, discuss, and approve the Clinical Development Plan, including any substantive amendments, updates and other modifications thereto, and oversee its implementation.

(b)Review and discuss the regulatory strategy and any substantive amendments, updates and other modifications thereto from time to time as provided for in this Agreement and oversee its implementation;

(c)Provide periodic reports to the JSC regarding the Clinical Development Plan and Regulatory Plan; and

(d)Perform such other duties and responsibilities as are specifically assigned to the JDC by the JSC, except where in conflict with any provision of this Agreement.

6.2.3Membership. The JDC shall be composed of an equal number of representatives from each of RareStone and Rhythm, selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of RareStone and Rhythm shall be, with respect to the JDC, [***] representatives. Either Party may replace its respective JDC representatives at any time with prior written notice to the other Party; provided that the criteria for composition of the JDC set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on the JDC.

6.2.4Meetings. The JDC shall meet at least once per month prior to [***] of the Effective Date and at least once per Calendar Quarter thereafter, or at such other intervals as agreed to by the JSC. All JDC meetings may be conducted by telephone, video-conference or in person as determined by the JDC. [***]. With the consent of the Parties (not to be withheld unreasonably), other appropriate employee representatives of the Parties may attend the JDC meeting as non-voting observers.

6.2.5Decision-Making.

(a)Decisions of the JDC shall be made by unanimous vote, with [***] from each Party participating in any vote.

(b)In the event that the JDC does not reach consensus with respect to a particular matter within [***] after the matter is submitted to the JDC, then either Party may, by written notice to the other Party, have such matter referred to the JSC. Any particular matter referred to the JSC shall be subject to the decision-making process of the JSC as set forth in Section 6.1.5.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

(c)For clarity, neither Party shall have the right to cast a deciding vote to excuse itself from any of its obligations specifically enumerated under this Agreement.

6.3Appointment of Alliance Managers. Promptly following the Effective Date, each Party shall appoint a person to act as its alliance manager to coordinate its business activities under this Agreement (each such person, an “Alliance Manager”). Each Party shall notify in writing the other Party as soon as practicable upon making, and changing, this appointment. The Alliance Managers shall be the primary business contacts under this Agreement and are charged with ensuring a collaborative alliance environment to ensure timely development and Commercialization of Licensed Product in the RareStone Territory. The Alliance Manager shall respond to all reasonable requests and other communications from the either Party and the JSC and shall address any other issues raised by the same regarding the management, exchange of information or conduct of the activities of the Parties under this Agreement.

6.4Scope of Governance. Notwithstanding the creation of the JSC and the JDC, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and the JSC or the JDC shall not be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. The JSC and the JDC shall not have the power to amend or modify this Agreement, and no decision of the JSC or JDC shall be in contravention of any terms and conditions of this Agreement. The Alliance Managers shall not have any rights, powers or discretion, except as expressly granted to the Alliance Managers under this Agreement and in no event shall the Alliance Managers have any power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JSC and JDC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and JDC. It is also understood that the JSC and JDC shall not have any authority over activities related to the Development and/or Commercialization of the Licensed Product for use in the Rhythm Territory.

7.Financial Terms.

7.1Upfront Payment. Within [***] after the Effective Date, RareStone shall pay to Rhythm an upfront fee of Seven Million ($7,000,000) USD in accordance with the payment provisions of Section 7.8.

7.2Upfront Equity Issuance. RareStone shall issue to Rhythm a total of (#) ordinary shares of equity, subject to a equity issuance agreement in the form attached hereto as Exhibit F (“Equity Agreement”) within [***] after the Effective Date (“Initial Equity Shares”). RareStone represents to Rhythm that, as of the Effective Date, the Initial Equity Shares are equivalent to Five Million ($5,000,000) USD.

7.3NMPA Milestone Payments. Within [***] calendar days following the first achievement of each of the following milestone events, RareStone shall give written notice thereof to Rhythm and shall pay to Rhythm the corresponding one-time, non-creditable, non-refundable milestone payments:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Milestone Event	Milestone Payment
[NMPA granting the Obesity due to suspected Biallelic POMC-, PCSK1-, or LEPR-deficiency clinical trial waiver for the Licensed Product in mainland China]	[Five Hundred Thousand ($500,000) USD]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For the avoidance of doubt, under no circumstance shall RareStone be obligated to pay Rhythm more than an aggregate [***] for regulatory approval by the NMPA, regardless of future gene approval indications.

7.4FDA Milestone Payments. Within [***] following the first achievement of each of the following milestone events, Rhythm shall give written notice thereof to RareStone, and RareStone shall pay to Rhythm the corresponding one-time, non-creditable, non-refundable milestone payments:

Milestone Event	Milestone Payment
[FDA approval of Licensed Product in the U.S. for Heterozygous PMOC or PSCK1]	[Five Hundred Thousand ($500,000) USD]
[***]	[***]
[***]	[***]
[***]	[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]

For the avoidance of doubt, under no circumstance shall RareStone be obligated to pay Rhythm more than an aggregate [***] for regulatory approval by the FDA, regardless of future gene approval indications.

7.5Sales Milestone Payments. Within [***] following the end of the calendar year in which each of the following milestone events is first achieved, RareStone shall give written notice thereof to Rhythm and shall pay to Rhythm the corresponding one-time, non-creditable, non-refundable milestone payments:

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

7.6Royalties.

7.6.1Subject to the terms and conditions of this Agreement, RareStone shall pay to Rhythm, on a quarterly basis, royalties equal to the following percentage of Net Sales of the Licensed Product during the applicable Payment Period, as calculated by multiplying the applicable sales royalty rate by the corresponding amount of incremental Net Sales in the RareStone Territory (“Royalties”), as follows:

Aggregate Annual Net Sales	Sales Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

7.6.2If RareStone, its Sublicensees or its or their respective Affiliates is required to pay royalties to any Third Party in order to make, have made, use, sell, offer to sale or import Licensed Product, then RareStone shall have the right to credit [***] of such Third Party royalty payments against the Royalties owing to Rhythm under this Section 7.6, provided however that such Royalties shall not be reduced by more than [***] by reason of this Section 7.6.2.

7.6.3On a Region-by-Region basis, upon the launch of the first (1st) Generic Product in such Region, the applicable Royalties under this Section 7.6 for Licensed Product in such Region shall be reduced by [***].

7.6.4Notwithstanding the foregoing, during any calendar quarter in the Payment Period for the Licensed Product in a Region in the RareStone Territory, the operation of Section 7.6.2 and Section 7.6.3, individually or in combination, shall not reduce the final royalty rate to less than [***] of the royalty rate that would have applied pursuant to Section 7.6.1 prior to any reduction, in each case, in such Region during such calendar quarter.

7.7Royalty Reports and Payments. Within [***] after the end of each calendar quarter during the term of this Agreement, commencing with the calendar quarter in which the First Commercial Sale occurs, RareStone shall deliver to Rhythm a report setting forth its good faith estimates for such calendar quarter regarding the following information: (a) the calculation of applicable royalties, if any, which shall have accrued based upon sales in such calendar quarter; (b) the applicable withholding taxes, if any, required by law to be deducted with respect to such sales; and (c) the applicable exchange rate, if any, as determined below. Within [***] after the end of after the end of each calendar quarter during the term of this Agreement, commencing with the calendar quarter in which the First Commercial Sale occurs, RareStone shall deliver to Rhythm an update to such estimate reflecting the final information set forth in (a) through (c). No such reports or payments shall be due prior to the First Commercial Sale of the Licensed Product. With respect to Net Sales received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) which corresponds to the rate for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last Business Day of each calendar month within such calendar quarter.

7.8Payment Provisions.

7.8.1The Royalty shown to have accrued by each report of final information provided for under Section 7.7 shall be due on the date such report is due. Payment of the Royalty in whole or in part may be made in advance of such due date. If within [***] after the end of each calendar year RareStone identifies any amounts actually payable to Rhythm that have not been paid during such calendar year, RareStone shall make a reconciling payment to Rhythm as needed to give effect to the payments actually due to Rhythm for such calendar year.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

7.8.2All payments by RareStone to Rhythm hereunder shall be in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all of a Royalty payment hereunder with respect to the RareStone Territory, RareStone shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency (or in another currency selected by Rhythm, if feasible) to Rhythm’s account in a bank or other depository institution in the RareStone Territory. RareStone shall provide prompt written notice to Rhythm of such legal restrictions, and the Parties shall cooperate to transfer such locally-deposited amounts to Rhythm promptly after such legal restrictions are removed. Notwithstanding the foregoing, in the event that RareStone fails to make [***] consecutive Royalty payments on time and in United States dollars due to such a legal restriction, Rhythm shall have the right to suspend RareStone’s Commercialization rights with respect to Licensed Products under this Agreement until such time as such legal restriction no longer prevents the prompt remittance of part or all of a Royalty payment hereunder with respect to the RareStone Territory.

7.8.3Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement or that have been deposited to a local account pursuant to Section 7.8.2 shall bear interest at a rate equal to [***]. This Section 7.8.3 shall in no way limit any other remedies available to the Parties.

7.8.4Unless otherwise expressly stated in this Agreement, all amounts specified in this Agreement are in United States dollars, and all payments by one Party to the other Party under this Agreement shall be paid in United States Dollars. If any currency conversion shall be required in connection with the payment of Royalties or other amounts under this Agreement, such conversion shall be calculated in accordance with Section 7.7.

7.9Taxes

7.9.1Withholding Taxes. Payments made by RareStone to Rhythm pursuant to this Agreement shall not be reduced on account of any taxes. For clarity, milestone and Royalty payments will be made at the fully-stated amounts. In the event that RareStone assigns or otherwise transfers its rights or obligations under this Agreement to one of its Affiliates that is not resident for tax purposes in the Cayman Islands, or, after the Effective Date, changes its tax residence or the permanent establishment to which the rights under this Agreement are allocated, RareStone shall be responsible for such incremental tax withholding.

7.9.2Sales Taxes. Any sales taxes (including any consumption tax or value added tax), use tax, transfer taxes, duties or similar governmental charges required to be paid in connection with any payments by RareStone to Rhythm hereunder shall be as required by the applicable Law. In the event that Rhythm is required to pay any such amounts, RareStone shall promptly remit payment to Rhythm of such amounts.

7.10Records; Audits. RareStone shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Rhythm pursuant to this Agreement. Such books and

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

records shall be kept for [***] following the end of each calendar year to which they pertain. Upon the written request of Rhythm and not more than once in each calendar year, RareStone shall permit an independent certified public accounting firm of nationally recognized standing selected by Rhythm and reasonably acceptable to RareStone [***], to have access during normal business hours to such of the financial records of RareStone, its Affiliates and Sublicensees, as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for the [***] immediately prior to the date of such request (other than records for which Rhythm has already conducted an audit under this Section). If such accounting firm concludes that additional amounts were owed during the audited period, RareStone shall pay such additional amounts within [***] after the date Rhythm delivers to RareStone such accounting firm’s written report so concluding, together with interest on such unpaid amounts at the rate set forth in Section 7.8.3 above. The fees charged by such accounting firm shall be paid by Rhythm; provided, however, if the audit discloses a variation or error producing an underpayment in amounts payable exceeding [***] of the amount paid for a period covered by the audit is established, in which case RareStone shall pay all reasonable fees and expenses charged by such accounting firm for conducting the audit. Rhythm shall cause its accounting firm to retain all financial information subject to review under this Section 7.10 in strict confidence; provided, however, that RareStone shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with RareStone regarding such financial information. Rhythm shall treat all such financial information as RareStone’s confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 7.10. Additionally, RareStone will allow the counterparties to the Upstream Agreements to conduct audit rights to the extent such counterparties have rights to conduct audits of sublicensees under the Upstream Agreements.

8.Indemnification.

8.1Indemnification of RareStone by Rhythm. Subject to the provisions of this Section 8, Rhythm shall indemnify, defend and hold harmless RareStone, its Affiliates, and its and their respective officers, directors, agents, and representatives (the “RareStone Indemnitees”), from and against any and all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (collectively, “Losses”) incurred by any RareStone Indemnitee resulting from any claim, demand, action or proceeding brought by any Third Party (each a “Claim”) to the extent resulting from or arising out of:

8.1.1the Development, use or Commercialization of the Licensed Product by or on behalf of Rhythm, its licensee(s) for the Rhythm Territory, or their respective Affiliates, customers or end users;

8.1.2 the breach of any representations, warranties or covenants of Rhythm in this Agreement; or

8.1.3the negligence, gross negligence or willful misconduct of Rhythm, its Affiliates or their respective agents or representatives in performing Rhythm’s obligations or exercising Rhythm’s rights under this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

8.2Indemnification of Rhythm by RareStone. Subject to the provisions of this Section 8, RareStone shall indemnify and hold harmless Rhythm, its Affiliates, and its and their respective officers, directors, agents, and representatives (the “Rhythm Indemnitees”), from and against any and all Losses incurred by any Rhythm Indemnitee resulting from any Claim to the extent resulting from or arising out of:

8.2.1the Development, use or Commercialization of Licensed Product by or on behalf of RareStone, its Sublicensee(s) for the RareStone Territory, or their respective Affiliates, customers or end users, including any activities carried out by or on behalf of RareStone in its capacity as Rhythm’s regulatory agent pursuant to Section 3.2, and except to the extent arising out of (a) the non-compliance by Rhythm of product specifications set forth in the Supply Agreement or the Current Good Manufacturing Practice Regulations enforced by the FDA (“cGMPs”); or (b) the actual or alleged infringement, misappropriation or other violation of any intellectual property rights of a Third Party by the Licensed Product or use thereof or the use of the Licensed Marks in accordance with this Agreement;

8.2.2 the breach of any representations, warranties or covenants of RareStone in this Agreement; or

8.2.3 the negligence, gross negligence or willful misconduct of RareStone, its Affiliates or their respective agents or representatives in performing RareStone’s obligations or exercising RareStone’s rights under this Agreement.

8.3Procedure. A Party seeking indemnification (the “Indemnitee”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of a Claim; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 8 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. The Indemnifying Party shall have the right to control the defense of all indemnification Claims hereunder. The Indemnitee shall have the right to participate [***] in the Claim with counsel of its own choosing. The Indemnifying Party shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. The Indemnitee shall cooperate with the Indemnifying Party as reasonably requested, [***]. The Indemnifying Party shall not settle any Claim without the Indemnitee’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.4No Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT WITH RESPECT TO A BREACH OF SECTION 9 OR WITH RESPECT TO A PARTY’S OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS PURSUANT TO SECTION 8, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE OR OTHERWISE, ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

9.Confidentiality.

9.1Confidential Information. During the Term of this Agreement, and for a period of [***] following the expiration or earlier termination hereof, each Party shall maintain in confidence all information of the other Party that is disclosed by the other Party and identified as, or acknowledged to be, or that is by nature would reasonably be deemed, confidential at the time of disclosure (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information, except on a need-to-know basis to (a) those directors, officers, Affiliates, employees, licensees and sublicensees (with respect to Rhythm), permitted Sublicensees (with respect to RareStone), permitted actual or prospective assignees and agents, consultants, clinical investigators or contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement or complying with applicable Laws. For purposes of this Section 9.1, the Licensed Product and all uses thereof shall constitute the Confidential Information of both Parties. To the extent that disclosure is authorized by this Agreement, prior to disclosure, the disclosing Party shall enter into a (or have already entered into an existing) written confidentiality agreement with any such Person as materially protective of such Confidential Information and the disclosing Party as this Section 9. Each Party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

9.2Terms of this Agreement. Except as otherwise provided in this Section 9, neither Party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, however, that a Party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, (b) to a Third Party in connection with (i) an equity investment in or financing of such Party, (ii) a merger, consolidation or similar transaction by such Party, (iii)(A) with respect to Rhythm, an actual or potential licensee or sublicensee and (B) with respect to RareStone, an actual or bona fide prospective permitted Sublicensee, or (iv) the sale of all or substantially all of the assets of such Party, on a need to know basis, and in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement.

9.3Permitted Disclosures. The confidentiality obligations contained in this Section 9 shall not apply to the extent that (a) a Party is required (i)  to disclose Confidential Information or the terms of this Agreement by applicable Law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a Governmental Authority or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any Regulatory Authority for purposes of obtaining approval to test or market the Licensed Product, provided in either case that, to the extent practicable, such Party shall provide written notice thereof to the other Party and sufficient opportunity to object to or petition to limit any such disclosure or to request confidential treatment thereof; or (b) a Party can demonstrate that the Confidential Information (i) was public knowledge at the time of its disclosure or became public knowledge after its disclosure, other than as a result of actions of such Party in violation hereof; (ii) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (iii) was developed by the receiving Party without use

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

of or reference to any Confidential Information of the disclosing Party or (iv) was disclosed to the receiving Party on an unrestricted basis from a source unrelated to any Party to this Agreement and not under a duty of confidentiality to the disclosing Party.

9.4Injunctive Relief. Each Party acknowledges that it will be impossible to measure in money the damage to the other Party if such Party fails to comply with the obligations imposed by this Section 9, and that, in the event of any such failure, the other Party may not have an adequate remedy at law or in damages. Accordingly, each Party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing Party has an adequate remedy at law. Each Party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party seeking or obtaining such equitable relief.

9.5Publication of Clinical Data. Prior to publishing, publicly presenting and/or submitting for written or oral publication a manuscript, abstract or the like that includes Data from Clinical Studies with respect to the Licensed Product that has not previously published pursuant to this Section 9.5, RareStone shall provide Rhythm a copy thereof for its review and approval for [***] (unless RareStone is required by Law or regulation, including the rules of any applicable securities exchange, to publish such information sooner). RareStone shall consider in good faith and integrate into such publication any reasonable comments provided by Rhythm during such [***] period. In addition, RareStone shall, at the request of Rhythm, remove any Confidential Information of Rhythm therefrom, except RareStone shall have the right to publicly disclose any information, including Confidential Information, pertaining to safety of the Licensed Product that RareStone believes in good faith it is obligated or appropriate to disclose under applicable Law or applicable medical ethical guidelines.

9.6Press Releases. The Parties have agreed to a press release to be made on or after the Effective Date, set forth in Exhibit G. No Party will release any other press release relating to the Licensed Product in the RareStone Territory without the prior written approval of the other Party.

9.7Prior Non-Disclosure Agreements.  Upon execution of this Agreement, the terms of this Section 9 shall supersede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties, including the confidentiality agreement effective between the Parties dated [***] and any amendment thereto.  Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

10.Intellectual Property Rights.

10.1Ownership of Inventions.

10.1.1Inventorship of inventions, improvements, developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by either Party or its Affiliates, or any of its or their employees, sublicensees (where permitted),

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

independent contractors or agents during the Term, in the course of Developing, Manufacturing or Commercializing any Licensed Product under this Agreement (“Inventions”), and any and all intellectual property rights therein, will be determined based on the principles of inventorship in accordance with United States patent Laws.

10.1.2Any Invention made, conceived, reduced to practice, or otherwise discovered solely by the employees, independent contractors, or agents of Rhythm (“Rhythm Inventions”), and all intellectual property rights therein, will be solely owned by Rhythm. Any Invention made, conceived, reduced to practice, or otherwise discovered jointly by the employees, independent contractors, or agents of Rhythm and RareStone (“Joint Inventions”), and all intellectual property rights therein, will be solely owned by Rhythm. All Rhythm Inventions and Joint Inventions, and any intellectual property rights therein, including any Patents disclosing such Rhythm Inventions and Joint Inventions, shall be automatically included in the Licensed Technology and Registered IP Rights, and shall be licensed to RareStone pursuant to Section 2.1.1. Subject to the terms and conditions of this Agreement, Rhythm hereby grants to RareStone an irrevocable, perpetual, royalty-free, fully-paid up, nonexclusive license under Rhythm’s interest in the Joint Inventions to Develop, Manufacture, Commercialize and otherwise exploit products that are claimed or covered by the Joint Inventions. Any Invention made, conceived, reduced to practice, or otherwise discovered solely by the employees, independent contractors, or agents of RareStone (“RareStone Inventions”), and all intellectual property rights therein, will be solely owned by RareStone. RareStone shall disclose in writing to Rhythm all RareStone Inventions promptly following the generation, conception, reduction to practice or other discovery thereof. RareStone hereby grants to Rhythm an irrevocable, perpetual, royalty-free, fully-paid up, exclusive license, with the right to grant sublicenses, under RareStone Inventions in the Rhythm Territory solely for the Development, Manufacture and Commercialization of Licensed Products.

10.1.3RareStone shall, and shall cause its Sublicensees and Affiliates, and all contractors, employees, and agents, to cooperate with Rhythm and take all reasonable actions and execute such agreements, declarations, assignments, legal instruments and documents as may be reasonably required to perfect Rhythm’s right, title and interest in and to all Joint Inventions and all intellectual property rights therein. Each Party will cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Inventions, whether or not patentable, resulting therefrom to such Party so such Inventions shall be owned in accordance with Section 10.1.2. With respect to any activities of a Party under this Agreement that are contracted to a Person that is not an employee, the Party retaining such contractor will use Commercially Reasonable Efforts to include in the applicable contract an assignment to such Party of all rights in Patent Rights and Know-How made by such contractor resulting from such activities, and in any event will include in the applicable contract a license to such Party that is sublicensable to the other Party under this Agreement, of any Patent Rights and Know-How made by such contractor resulting from such activities.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

10.2Prosecution and Maintenance.

10.2.1Except as otherwise set forth in Section 10.1, Rhythm shall have the sole right, [***], to prepare, file, prosecute and maintain the Registered IP Rights in the RareStone Territory. Rhythm shall consider in good faith the interests of RareStone in so doing. RareStone shall assist Rhythm, upon request and [***], and to the extent commercially reasonable, in connection therewith. Rhythm shall (a) provide RareStone with any Licensed Mark application and patent application within the Registered IP Rights filed by Rhythm reasonably in advance of filing and receive and consider in good faith reasonable comments by RareStone thereon; (b) provide RareStone with any such Licensed Mark application and patent application filed by Rhythm promptly after such filing; (c) provide RareStone with copies of all material correspondence and communications received regarding the Registered IP Rights and consider in good faith reasonable comments by RareStone in connection therewith; (d) provide RareStone with copies of all material correspondence and communications sent regarding the Registered IP Rights; and (e) notify RareStone of any interference, opposition, reexamination request, nullity proceeding, appeal or other similar action filed for any Registered IP Right, review it with RareStone as reasonably requested, and receive and consider in good faith reasonable comments by RareStone thereon.

10.2.2Rhythm shall not abandon any Licensed Patent in the RareStone Territory without providing to RareStone written notice thereof reasonably in advance of any such abandonment. RareStone shall have the right to assume responsibility for prosecuting and maintaining such Licensed Patent by providing Rhythm written notice thereof within [***] after receipt of the notice to abandon, whereupon Rhythm shall assist RareStone, upon request and to the extent commercially reasonable, in connection with the continued prosecution and maintenance of such Licensed Patent, [***].

10.3Enforcement and Defense.

10.3.1Each Party shall promptly notify the other Party in writing of any actual or threatened infringement, violation or misappropriation known to such Party of any Registered IP Rights or Licensed Know-How in the RareStone Territory and shall provide the other Party with the available evidence, if any, of such infringement, violation or misappropriation.

RareStone shall have the first right, but not the obligation, to initiate proceedings or take other appropriate action in the RareStone Territory, [***], to enforce the Registered IP Rights against any Third Party or to prevent, cease, and/or remedy any misappropriation, improper disclosure, or other misuse of the Licensed Know-How by any Third Party (collectively, “Enforcement Proceeding(s)”). RareStone shall consider in good faith the interests of Rhythm in so doing. If RareStone does not initiate proceedings or take other appropriate action within [***] of receipt of a request by Rhythm to initiate an Enforcement Proceeding, then Rhythm shall be entitled to initiate Enforcement Proceedings or take other appropriate action against such Third Party, [***], and to include RareStone as a nominal party plaintiff. The Party conducting such Enforcement Proceeding shall have full control over its conduct, including settlement thereof;

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

provided, however, that the Party conducting such action may not settle any such action, or make any admissions or assert any position in such Enforcement Proceeding (other than an assertion of Patents), in a manner that would materially adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed. In any event, the Parties shall assist one another and cooperate in any such Enforcement Proceeding at the other’s reasonable request.

10.3.2With respect to any Enforcement Proceeding, all monies recovered upon the final judgment or settlement of any such Enforcement Proceeding shall be applied as follows: (a) first, to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of RareStone and Rhythm; and (b) second, to the Party prosecuting such Enforcement Proceeding.

10.4Third Party Infringement Claims. If the manufacture, sale or use of the Licensed Product in the RareStone Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Rhythm or RareStone (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. Neither Party shall settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the Licensed Product, the manufacture, use or sale or Commercialization of the Licensed Product, or Rhythm’s rights in the Licensed IP Rights, without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

10.5Registration of License. RareStone shall have the right to register or record its license under the Registered IP Rights with the relevant Governmental Authorities in the RareStone Territory to the extent that such registration or recordation is reasonably necessary in order for RareStone to carry out its obligations under this Agreement. RareStone shall, [***], prepare and deliver to Rhythm such instruments and other documents reasonably necessary and in proper form for such registration. The Parties shall reasonably agree on the form of documents to be used for such purpose, and shall cooperate to preserve confidentiality of this Agreement to the extent permitted under applicable Laws in the RareStone Territory. Rhythm shall execute and return to RareStone such instruments and documents promptly after mutual agreement on the form and receipt thereof.

10.6Upstream Agreements. The Parties acknowledge that in exercising their rights and performing their obligations under Sections 10.2 and 10.3, they will give effect to the rights of the counterparties to, and the obligations of Rhythm under, the Upstream Agreements with respect to prosecution, maintenance and enforcement of Registered IP Rights or Licensed Know-How in the RareStone Territory.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

11.Trademarks.

11.1Display.

11.1.1Pursuant to the license in Section 11.2, RareStone shall have the right to display the Licensed Marks, as listed in Exhibit B, on any and all packaging materials, labels and Marketing Materials for the Licensed Product shall display the Licensed Marks.

11.1.2The Licensed Product shall be sold in the RareStone Territory under the trade name of RareStone, provided, however that to the extent permissible under applicable Law within the RareStone Territory, such packaging materials, labels and Marketing Materials shall also display the trade name of Rhythm in reasonable size and prominence, as reasonably approved by Rhythm. The trademarks of RareStone, trade dress, style of packaging and the like with respect to the Licensed Product in the RareStone Territory may be determined by RareStone in a manner that is consistent with RareStone’s standard trade dress and style.

11.2Grant of License. Rhythm hereby grants to RareStone an exclusive license to use the Licensed Marks and Rhythm’s trade name in the RareStone Territory in the Commercialization of the Licensed Product in accordance with this Agreement (the “Trademark License”). The ownership and all goodwill from the use of the Licensed Marks and Rhythm’s trade name shall vest in and inure to the exclusive benefit of Rhythm.

11.3Registration of Trademarks. Rhythm (or its designee) shall be responsible for filing and registering [***] in its own name (to the extent permitted by applicable Law), appropriate registrations for such Licensed Marks in the RareStone Territory.

11.4Approval of Packaging and Promotional Materials. Without limiting Section 5.5 above, to preserve Rhythm’s legal rights in the Licensed Marks, RareStone shall submit representative Marketing Materials, packaging and Licensed Product displaying the Licensed Marks and/or Rhythm’s trade name to Rhythm for Rhythm’s review and approval, not to be unreasonably withheld, conditioned or delayed, prior to the first use of such Marketing Materials, packaging or Licensed Product and prior to any subsequent change or addition to such Marketing Materials, packaging or Licensed Product; provided that if Rhythm has not responded within [***] after the submission of such Marketing Materials, packaging or Licensed Product, Rhythm’s approval will be deemed to have been received.

11.5Termination of Trademark License. RareStone’s right to use the Licensed Marks and the Rhythm trade name shall terminate in the RareStone Territory upon termination or expiration of the Trademark License. RareStone shall take all such steps as Rhythm may reasonably request to give effect to the termination of the license to the Licensed Marks and Rhythm trade name in the RareStone Territory and to record any documents that may be required to evidence the termination of such license and transfer to Rhythm of all rights, registrations, recordations and the like for such Licensed Marks.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

11.6Domain Names. The Parties shall discuss in good faith and agree upon how to handle domain names containing the Licensed Marks.

12.Representations and Warranties.

12.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party as follows:

12.1.1Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

12.1.2Such Party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

12.1.3All necessary consents, approvals and authorizations of all Governmental Authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

12.1.4The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not and will not conflict with or violate any requirement of applicable Laws, regulations or orders of governmental bodies; and (b) do not and will not conflict with, or constitute a default under, any contractual obligation of such Party.

12.1.5As of the Effective Date, there is no action or proceeding pending against such Party that questions in any material respect the validity of this Agreement or any action taken by such Party in connection with the execution of this Agreement.

12.1.6The operation of the business of such Party and its Affiliates is being, and has been, conducted in compliance with all applicable Laws, including Compliance Laws. Neither such Party nor any of its Affiliates has received any written notice to the effect that the operation of the business of such Party or its Affiliates is not, and was not, in material compliance with any such applicable Laws, including Compliance Laws.

12.1.7Such Party, its Affiliates and other Third Parties acting on such Party’s or its Affiliates’ behalf, has instituted and maintained policies and procedures designed to promote and achieve compliance with all applicable Compliance Laws. None of such Party, its Affiliates or any of their respective managing directors or employees, or, to such Party’s knowledge, any of their respective Third Party representatives, partners or other Third Parties acting on such Party’s or its Affiliates’ behalf, has, (a) engaged in any conduct that would reasonably be expected to result in any of such Party, its Affiliates or any of their respective officers, managing directors, Third Party representatives or partners being subject to the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

application of sanctions or other adverse consequences under Compliance Laws; (b) directly or indirectly, taken any action in violation of any Compliance Law; or (c) received notice of, or is otherwise aware of, any judicial or administrative proceedings involving a noncompliance with Compliance Laws.

12.1.8None of such Party, its Affiliates or, to such Party’s knowledge, its Sublicensees (in the case of RareStone) or licensees (in the case of Rhythm), or any of their respective managing directors or employees or, to such Party’s knowledge, any of their respective Third Party representatives, partners or other Third Parties acting on behalf of such Party, its Affiliates or its Sublicensees (or licensees, as applicable), has, directly or indirectly, (a) taken any action in violation of Compliance Laws; (b) made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any Person in order to obtain an improper advantage, induce the recipient to violate an official or lawful duty, reward the recipient for an improper advantage already given, or for any other improper purpose, even if the payment, gift or hospitality was given to such person without an intent that it would act improperly; (c) requested, agreed to receive, or accepted a payment, gift or hospitality from a Third Party if it was known or suspected that such payment, gift or hospitality was offered with the expectation that it will obtain a business advantage for the offeror; (d) established or maintained, or is maintaining, any unlawful fund of corporate monies or properties; (e) used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses; (f) been or is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of any Compliance Law; or (g) as of the date hereof received written notice from, or made a voluntary disclosure to any Governmental Authority regarding alleged or possible violations of any Compliance Law.

12.1.9Neither such Party nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the activities to be performed under this Agreement, any individual or entity that has been debarred pursuant to Section 306 of the FFDCA (or the international equivalent thereof), or who is the subject of a conviction described in such section. Each Party agrees to inform the other Party in writing immediately if it, or any individual or entity that is performing activities by or on behalf of itself hereunder, is debarred or is the subject of a conviction described in Section 306 (or the international equivalent thereof), or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to its and its Affiliates’ knowledge, is threatened, relating to its, or any individual or entity that is performing activities by or on behalf of itself hereunder, debarment or conviction.

12.2Rhythm Representations and Warranties. Rhythm hereby represents, warrants and covenants to RareStone that, as of the Effective Date:

12.2.1Rhythm has full legal or beneficial title or ownership of, or exclusive license to the Licensed IP Rights.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

12.2.2Rhythm has the right to grant the licenses and other rights purported to be granted herein and has not granted to any Third Party any license or other interest in the Licensed IP Rights (a) to Develop and Commercialize the Licensed Product within the RareStone Territory and the Field or (b) that would conflict with the licenses and interests granted to RareStone hereunder.

12.2.3To Rhythm’s Knowledge, there is no Third Party issued Patent that would be infringed by (a) practicing any process or method or making, using or selling any composition, which (with regard to such process, method, or composition) is claimed or disclosed in the Licensed Patents, to Commercialize the Licensed Product in the Field and in the RareStone Territory, (b) practicing any process or method or making, using or selling any composition, which (with regard to such process, method, or composition) constitutes Licensed Know-How, to Commercialize the Licensed Product in the Field and in the RareStone Territory, or (c) making, using or selling Licensed Product in the RareStone Territory.

12.2.4To Rhythm’s Knowledge, except as previously disclosed to RareStone, there is no Third Party that is infringing or misappropriating any of the Licensed IP Rights.

12.2.5Rhythm has provided RareStone with true and correct copies (as of the Effective Date) of the Upstream Agreements in effect as of the Effective Date. Other than the Upstream Agreements, there are no agreements between Rhythm or its Affiliates and a Third Party pursuant to which Rhythm Controls any Licensed IP Rights, whether by in-license or otherwise. None of Rhythm, its Affiliates and, to Rhythm’s knowledge, any Third Party, is in breach of the Upstream Agreements and none of Rhythm, its Affiliates and, to Rhythm’s knowledge, any other party to the Upstream Agreements has threatened to terminate, or has otherwise alleged any material breach under, such Upstream Agreements;

12.3Rhythm Covenant. Rhythm hereby covenants to RareStone as follows:

12.3.1All Data provided by Rhythm hereunder shall be accurate in all material respects.

12.3.2Subject to Section 15.5, Rhythm shall not transfer, convey or assign any of the Licensed IP Rights to any Person unless such Person agrees in writing to the applicable terms and conditions of this Agreement, and Rhythm shall use reasonable efforts to promptly notify RareStone in writing of any transfer, conveyance or assignment of any of the Licensed IP Rights.

12.3.3Rhythm shall, and if applicable, shall cause its Affiliates to (i) comply with its obligations under the Upstream Agreements in all material respects, and not terminate the Upstream Agreements, except with RareStone’s prior written approval, which shall not be unreasonably withheld; (ii) not amend or waive, or take any action or omit to take any action that would alter any of Rhythm’s rights under the Upstream Agreements in any manner that would materially adversely affect, or would reasonably be expected to materially adversely

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

affect, RareStone’s rights under this Agreement, in each case without RareStone’s prior written approval, which shall not be unreasonably withheld; and (iii) promptly notify RareStone in writing of the receipt or delivery of any notice of any default under, or termination or material amendment of, the Upstream Agreements that would materially adversely affect, or would reasonably be expected to materially adversely affect, RareStone’s rights under this Agreement.

12.3.4Rhythm shall be responsible for any payments owed to Third Parties under the Upstream Agreements existing as of the Effective Date between Rhythm and such Third Parties on account of RareStone’s exploitation of Licensed Product in the Field in the Territory.

12.4DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 12, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE LICENSED IP RIGHTS, LICENSED PRODUCT OR ANY OTHER MATTER, INCLUDING BUT NOT LIMITED TO ANY REPRESENTATION OR WARRANTY REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR VALIDITY OF ANY PATENTS ISSUED OR PENDING.

13.Term and Termination.

13.1Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until the expiry of the last remaining Payment Period, unless terminated earlier pursuant to this Sections 13.2, 13.3, 13.4 or 13.5 below (such period, the “Term”). On expiration of this Agreement, the licenses granted hereunder by Rhythm to RareStone with respect to such Licensed Product and Region shall become fully paid-up, royalty fee, perpetual and irrevocable.

13.2Termination by RareStone.

13.2.1Prior to obtaining the MAA for the Licensed Product in the RareStone Territory, RareStone may terminate this Agreement, in its sole discretion, upon [***] prior written notice of termination to Rhythm.

13.2.2After obtaining the MAA for the Licensed Product in the RareStone Territory, RareStone may terminate this Agreement, in its sole discretion, upon [***] prior written notice of termination to Rhythm.

13.3Termination for Cause. Either Party may terminate this Agreement upon or after the material breach of this Agreement (including the failure to pay undisputed amounts owed) by the other Party if such Party has not cured such breach within [***] after receipt of express written notice thereof by the former Party; provided, however, if any default is not capable of being cured within such [***] period, the Parties agree on a remediation plan allowing the breaching Party to cure the breach within an additional period of [***] and the breaching Party is diligently undertaking to cure such breach in accordance with such plan, then the non-

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

breaching Party shall have no right to terminate this Agreement for such breach before the end of the [***] additional cure period. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with this Section 13.3, and such alleged breaching Party provides the other Party notice of such dispute within such [***] period, then the non-breaching Party shall not have the right to terminate this Agreement under this Section 13.3 unless and until the arbitrators, in accordance with Section 15.11, have determined that the alleged breaching Party has materially breached this Agreement and that such Party fails to cure such breach within [***] following such arbitrators’ decision. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

13.4Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within [***] after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) if such other Party appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing.

13.5Termination for Patent Challenge. Rhythm shall have the right to terminate this Agreement upon [***] prior written notice of termination to RareStone if RareStone, its Affiliates or its Sublicensees are parties to, or in any material respect, knowingly and willingly participate in or facilitate any action challenging the validity of the Licensed Patents (“Challenge”), unless (a) such Challenge is asserted as an affirmative defense, counterclaim, or other defensive countermeasure in respect of, a patent infringement claim brought by Rhythm against RareStone, its Affiliates or its Sublicensees (as applicable); (b) RareStone, its Affiliate or Sublicensee (as applicable) withdraws or causes to be withdrawn such Challenge within such [***] period; or (c) in the case of a Sublicensee Challenge of a Licensed Patent, RareStone terminates the sublicense, immunity or other right under the Licensed Patents granted to such Third Party within such [***] period.

14.Effect of Expiration or Termination.

14.1Accrued Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation or liability accruing prior to such expiration or termination. Any termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

14.2Rights on Termination of Agreement. This Section 14.2 shall apply upon any termination (but not expiration) of this Agreement.

14.2.1Wind-down Period. If this Agreement is terminated after the First Commercial Sale of the Licensed Product in the RareStone Territory, then RareStone, by itself or through a Sublicensee or Affiliate, shall continue to distribute the Licensed Product in the RareStone Territory during the [***] period commencing on the effective date of such termination of this Agreement in order to avoid disruption in the availability of Licensed Products to patients and to allow Rhythm to secure an alternative distributor or licensee for the Licensed Product in the RareStone Territory (the “Wind-down Period”), provided that RareStone, its Affiliates and its Sublicensees shall cease such activities, or any portion thereof, in the RareStone Territory, upon [***] written notice by Rhythm requesting that such activities, or any portion thereof, be ceased. Promptly after such [***] period, RareStone shall sell to Rhythm, and Rhythm shall purchase, any quantities of Licensed Product in good condition, with a sufficient remaining shelf life (no less than [***]) at the transfer price paid by RareStone for such Licensed Product. Notwithstanding any other provision of this Agreement, during the Wind-down Period, RareStone’s, its Sublicensees’ and its and their respective Affiliates’ rights with respect to the Licensed Product (including the Licensed Marks) in the RareStone Territory shall be non-exclusive and, without limiting the foregoing, Rhythm shall have the right to engage one or more other distributor(s) and/or licensee(s) of the Licensed Product in all or part of the RareStone Territory. Any Licensed Product sold or disposed by RareStone, its Affiliates and Sublicensees in the RareStone Territory during the Wind-down Period shall be subject to applicable payment obligations under Section 7 above.

14.2.2Assignment of Regulatory Filings and Registrations. RareStone shall assign (or cause to be assigned) to Rhythm or its designee (or to the extent not so assignable, RareStone shall take all reasonable actions requested by Rhythm to make available to Rhythm or its designee the benefits of) all Regulatory Filings and Registrations for the Licensed Product in the RareStone Territory, including any such Regulatory Filings or Registrations made or owned by its Affiliates and/or Sublicensees, and all domain names owned by RareStone for the Licensed Product. In each case, unless otherwise required by any applicable Law or regulation or requested by Rhythm, the foregoing assignment (or availability) shall be made within [***] after the effective date of any termination of this Agreement.

14.2.3Data and RareStone Product Know-How. At Rhythm’s request, RareStone shall provide to Rhythm a copy of all Data and RareStone Product Know-How (including without limitation a copy of RareStone’s list of customer hospitals), to the extent not previously provided to Rhythm and permitted to be provided by the applicable Laws and regulations relating to the protection of personal information, and, subject to the terms of this Section 14.2.3, Rhythm shall have the right to use all Data and RareStone Product Know-How following termination of this Agreement solely within the Field and solely to Commercialize the Licensed Product anywhere in the world. RareStone shall have the right to redact all confidential information and data from such Data and RareStone Product Know-How to the extent such information or data relates to any other products or services or RareStone’s confidential actual or planned business or operations.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

14.2.4Assignment of Contract Manufacturers Agreements. At Rhythm’s request, RareStone shall use Commercially Reasonable Efforts to assign (or cause to be assigned) to Rhythm or its designee all agreements entered into between RareStone and CMOs for the Manufacture and supply of Licensed Product in the RareStone Territory, with the same financial conditions, in order to ensure continuity of supply. In each case, unless otherwise requested by Rhythm, the foregoing assignments shall be made within [***] after the effective date of any termination of this Agreement.

14.2.5Transition. RareStone shall reasonably cooperate with Rhythm, and/or its designee to transition the development, sale and ongoing marketing, promotion and Commercialization of the Licensed Product in the RareStone Territory during the Wind-down Period. RareStone shall, upon written request from Rhythm, notify its customers of such transition and shall reasonably assist such customers in ordering Licensed Product from Rhythm or its designee. Without limiting the foregoing, RareStone shall use reasonable efforts to conduct in an expeditious manner any activities to be conducted under this Section 14.2.

14.2.6Licenses. Effective as of the date of the Wind-down Period and subject to the terms of this Section 14.2.6, RareStone hereby grants to Rhythm an exclusive, fully paid-up, royalty-free, worldwide, transferable, perpetual and irrevocable license, with the right to grant sublicenses, under any intellectual property rights owned or Controlled by RareStone that are necessary to make, use, sell, offer for sale, or import the Licensed Products within the RareStone Territory as they exist at the time of such termination of this Agreement.

14.2.7Return of Materials. Within [***] after the end of the Wind-down Period, upon request by Rhythm, RareStone shall either return to Rhythm or destroy all tangible items comprising, bearing or containing the Licensed Marks, any trade names or trademarks owned by Rhythm, Licensed Product samples, literature, sales and promotional aids (“Product Materials”), that are in RareStone’s possession. Effective upon the end of the Wind-down Period, RareStone shall cease to use all trademarks and trade names of Rhythm (including the Licensed Marks) in the RareStone Territory, and all rights granted to RareStone hereunder with respect to the Licensed Product in the RareStone Territory shall terminate. Upon the effective date of the termination of this Agreement for any reason, upon the written request of a Party, the non-requesting Party shall either, at the requesting Party’s election: (a) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (b) promptly deliver to the requesting Party, [***], all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information (i) to the extent reasonably necessary for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (ii) any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

Information shall continue to be subject to the terms of this Agreement for the period set forth in Section 9.1.

14.2.8Sublicenses. Upon any termination of this Agreement, Rhythm shall be entitled, in its sole discretion, to grant a direct license to any Sublicensee of RareStone hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such Sublicensee than the terms and conditions of this Agreement, provided that such Sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

14.2.9No Renewal, Extension or Waiver. Acceptance of any order from, or sale or license of, any Licensed Product to RareStone after the notice or effective date of expiration or termination of this Agreement in its entirety shall not be construed as a renewal or extension hereof, or as a waiver of expiration or termination of this Agreement in its entirety.

14.2.10 Costs and Expenses. [***] Any out-of-pocket costs and expenses incurred by a Party but to be borne by the other Party pursuant to this Section 14.2.10 shall be reimbursed within [***] after the Party responsible for such costs and expenses receives an invoice from the other Party therefor (which invoice shall be accompanied by documentation supporting the calculation of amounts to be so reimbursed).

14.3Survival. Upon termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement shall be terminated except those described in the following Sections: 8, 9, 10.1, 12.4, 14.1, 14.2, this 14.3 and 15. In addition, upon expiration of the Term (but not termination), the licenses granted to RareStone hereunder will survive and will automatically become non-exclusive, perpetual, irrevocable, fully paid-up, non-assessable and non-royalty bearing.

15.Miscellaneous.

15.1RareStone Obligations. Notwithstanding anything herein to the contrary, RareStone may fulfill its obligations hereunder by or through its Affiliates, its Sublicensees, or any of its or their respective (sub)contractors.

15.2Public Announcements. Neither Party shall make any public announcements concerning matters concerning this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure.

15.3Insurance.

15.3.1Each Party shall secure and maintain in effect, during the Term of this Agreement and for a period of [***] thereafter, comprehensive general liability insurance (including product liability insurance), underwritten by a reputable insurance carrier, in a form and having liability limits standard and customary for entities in the pharmaceutical industry

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

based on such Party’s activities and location and indemnification obligations under this Agreement.

15.3.2Each Party shall furnish to the other Party, on request, certificates of insurance setting forth the amount of liability insurance and shall provide the other Party at least [***] written notice prior to any termination or material reduction to the level of coverage, unless a replacement insurance policy that complies with this Section 15.3 is in place before such termination or material reduction.

15.4Force Majeure. If the performance of any part of this Agreement by either Party is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of such Party, regardless of whether such cause is foreseeable as of the Effective Date or thereafter (including, fire, flood, earthquake, tsunami, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, acts of God, epidemic, pandemic (including COVID-19) or any acts, omissions or delays in acting of the other Party), the Party so affected shall, upon giving written notice to the other Party within [***] of the occurrence of such cause, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

15.5Assignment. Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that a Party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Notwithstanding the foregoing, in the event of any assignment of this Agreement by a Party, intellectual property rights owned or controlled by the other party to such transaction shall not be included in the technology licensed or assigned by such Party hereunder so long as such intellectual property rights are not practiced by the affected Party in the course of performing its obligations under this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 15.5 shall be void.

15.6Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced in accordance with the terms hereunder, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as contemplated by this Agreement to the greatest extent possible.

15.7Relationship of the Parties. For all purposes of this Agreement, Rhythm and RareStone shall be deemed to be independent entities and anything in this Agreement to the contrary notwithstanding, nothing herein shall be deemed to constitute Rhythm and RareStone as

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

partners, joint ventures, co-owners, an association or any entity separate and apart from each Party itself, nor shall this Agreement constitute any Party hereto an employee or agent, legal or otherwise, of the other Party for any purposes whatsoever. Neither Party is authorized to make any statements nor representations on behalf of the other Party or in any way obligate the other Party, except as expressly authorized in writing by the other Party.

15.8Interpretation. The headings set forth at the beginning of the various Sections of this Agreement are for reference and convenience and shall not affect the meanings of the provisions of this Agreement. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include” and “contain” (and their variant forms) shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” “Dollar” or “$” as used in this Agreement means the lawful currency of the United States. Any reference to any laws, codes or regulations herein shall be construed as referring to such laws as from time to time enacted, repealed or amended. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Any reference herein to any Person shall be construed to include the Person’s permitted successors and assigns. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement.

15.9Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

15.10Dispute Resolution. The Parties recognize that disputes may from time to time arise relating to or in connection with this Agreement, including the Parties’ rights and obligations hereunder. The Parties agree that, except as otherwise provided in Section 6.1.5, if a dispute arises out of or relating to this Agreement, including without limitation, any alleged breach of this Agreement or any issue relating to the interpretation or application of this Agreement, and the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Senior Executives for attempted resolution by good faith negotiations within [***] after such notice is received. If the dispute is not resolved within such [***], the dispute shall be finally resolved by arbitration in accordance with Section 15.11, and thereafter neither Party shall have any further obligation under this Section 15.10. Any disputes concerning the propriety of the commencement of arbitration shall be finally settled by the arbitral tribunal. Notwithstanding the foregoing, and without waiting for the expiration of any such [***], each Party shall have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of such Party.

15.11Arbitration. If the Parties are unable to resolve any disputes arising under or in connection with this Agreement as described above in Section 15.10, then, all such disputes shall be submitted to and finally settled by the International Court of Arbitration of the

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

International Chamber of Commerce in accordance with the current Rules of Arbitration of the International Chamber of Commerce as then in effect by one or more arbitrators appointed in accordance with said Rules. The seat, or legal place, of arbitration shall be New York City, New York, USA. The language to be used in the arbitral proceedings will be English. The arbitration award shall be final and binding on the Parties, and the Parties undertake to carry out any award without delay. Judgment upon the award rendered by such arbitrator(s) may be entered by any court or forum having jurisdiction. The content of all arbitration proceedings and any rulings or awards of the arbitrator(s) under this Section 15.11 shall be deemed Confidential Information of both Parties; provided that in addition to disclosures permitted by Section 9.3, disclosure shall be authorized (i) to the extent required to protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (ii) where needed for the preparation or presentation of a claim or defense in the arbitration, or (iii) by order of the arbitral tribunal upon application of a Party. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of any Patents shall not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

15.12Entire Agreement; Amendment. This Agreement, together with the Exhibit(s) hereto, the Trademark License, the Clinical Supply Agreement, the Commercial Supply Agreement, the Quality Agreement and the Pharmacovigilance & Safety Agreement, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto, constitute all of the agreements of the Parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the Parties hereto.

15.13Waiver. No waiver by one Party of the other Party’s obligations, or of any breach or default hereunder by any other Party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the Party giving such waiver; and no delay in enforcing a Party’s rights under this agreement or such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other Party.

15.14Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a Party to the other Party shall be in writing, in the English language, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other Party, effective on receipt at the appropriate address set forth below or to such other addresses as may be designated in writing by the Parties from time to time during the term of this Agreement:

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

If to Rhythm:	Rhythm Pharmaceuticals Inc.
222 Berkeley Street, 12th Floor
Boston, MA, USA, 02116
Attention: Chief Executive Officer

If to RareStone:	RareStone Inc.
1 Main Street, 13th Floor
Cambridge, MA 02142
Attention: [***]
Email: [***]

With a copy to:

Cooley LLP
500 Boylston Street
14th Floor
Boston, MA 02116
Attention: [***]
Email: [***]

15.15Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, each Party has caused a duly authorized representative to execute and deliver this Exclusive License Agreement as of the Effective Date.

Rhythm Pharmaceuticals Inc.

By:
Name:
Title:

RareStone Group Ltd.

By:
Name:
Title:

[Signature Page to Exclusive License Agreement]

EXHIBIT A

LICENSED MARKS

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EXHIBIT B

LICENSED PATENTS

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EXHIBIT C

SETMELANOTIDE

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EXHIBIT D

CLINICAL DEVELOPMENT PLAN

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EXHIBIT E

COMMERCIALIZATION PLAN

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EXHIBIT F

EQUITY AGREEMENT

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EXHIBIT G

PRESS RELEASE

Rhythm Pharmaceuticals and RareStone Ltd. Announce Exclusive Licensing Agreement for the Development and Commercialization of IMCIVREE (setmelanotide) in China

-- RareStone to seek marketing authorization for IMCIVREE to treat obesity due to biallelic POMC, PCSK1 and LEPR deficiencies and Bardet-Biedl and Alström syndromes in mainland China, Hong Kong and Macau –

-- Rhythm to receive $12 million upfront in cash and equity, up to $63.5 million in future milestone payments and sales royalties --

BOSTON, December 6, 2021 -- Rhythm Pharmaceuticals, Inc. (Nasdaq: RYTM), a biopharmaceutical company aimed at developing and commercializing therapies for the treatment of rare genetic diseases of obesity, and RareStone LTD, formerly Citrine Medicine, a China-based rare disease company, today announced an exclusive licensing agreement for the development and commercialization of IMCIVREE® (setmelanotide) in China, including mainland China, Hong Kong and Macau. This licensing agreement marks the first expansion of Rhythm’s pipeline into Asia and is designed to accelerate patient access to IMCIVREE where there remains significant unmet need to address the severe, early-onset obesity and hyperphagia that characterize both acquired and genetic diseases of the melanocortin-4 receptor (MC4R) pathway.

According to the terms of the agreement, RareStone will seek local approvals to commercialize IMCIVREE for the treatment of obesity and hyperphagia due to biallelic proopiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1) or leptin receptor (LEPR) deficiency, as well as Bardet-Biedl and Alström syndromes. Additionally, RareStone will fund efforts to identify and enroll patients from China in Rhythm’s global EMANATE trial, a Phase 3, randomized, double-blind, placebo-controlled trial to evaluate setmelanotide in five independent sub-studies in patients with obesity due to a heterozygous variant of POMC/PCSK1 or LEPR; certain variants of the SRC1 gene, certain variants of the SH2B1 gene, or PCSK1 N221D deletions within the MC4R pathway.

“RareStone, a company committed to treating rare diseases, is well-positioned to leverage its network of hospitals and key opinion leaders, deep regulatory experience and community-building infrastructure to advance IMCIVREE through clinical development and regulatory approvals in China,” said David Meeker, M.D., Chair, Chief Executive Officer and President of Rhythm. “We are thrilled to enter into this agreement, which substantially accelerates our ability to address the needs of patients living in China and potentially make IMCIVREE available to many more patients with rare genetic diseases of obesity.”

RareStone was founded in 2019 with funding from leading health care investors, including Eight Roads, F-Prime Capital, Vivo Capital, Quan Capital, 3H Health Investment and WU Capital. The Shanghai-based company is focused on building an ecosystem to support patients and families living with rare diseases in Greater China and has dedicated itself to improving the lives of patients with rare and intractable diseases by making diagnosis and essential treatments available and accessible to those who need them.

“There is a significant need in China for a therapeutic option to treat patients with early-onset, severe obesity and hyperphagia caused by variants in genes of the MC4R pathway,” said Shawn Xiang, Ph.D., CEO of RareStone. “Rhythm’s precision medicine, IMCIVREE (setmelanotide), approved by FDA and authorized by the European Commission and Great Britain’s Medicines & Healthcare Products Regulatory Agency, has transformed the treatment paradigm for rare genetic diseases of obesity. We are eager to deliver the proven clinical benefit of IMCIVREE to patients in China and plan to pursue local approvals rapidly in five initial indications, while supporting Rhythm’s ongoing clinical development efforts more broadly.”

According to the terms of the licensing agreement, RareStone will make an upfront payment to Rhythm of $7 million and issue $5 million in equity to Rhythm. Rhythm will be eligible to receive development and commercialization milestones of up to $63.5 million, as well as tiered royalty payments on annual net sales of IMCIVREE.

About Rhythm Pharmaceuticals

Rhythm is a commercial-stage biopharmaceutical company committed to transforming the treatment paradigm for people living with rare genetic diseases of obesity. Rhythm’s precision medicine, IMCIVREE (setmelanotide), was approved in November 2020 by the U.S. Food and Drug Administration (FDA) for chronic weight management in adult and pediatric patients 6 years of age and older with obesity due to POMC, PCSK1 or LEPR deficiency confirmed by genetic testing and in July and September 2021, respectively, by the European Commission (EC) and Great Britain’s Medicines & Healthcare Products Regulatory Agency (MHRA) for the treatment of obesity and the control of hunger associated with genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 6 years of age and above. IMCIVREE is the first-ever FDA-approved and EC- and MHRA-authorized therapy for patients with these rare genetic diseases of obesity. The Company submitted a supplemental New Drug Application (sNDA) to the FDA, which was accepted for filing in November 2021 and assigned a Prescription Drug User Fee Act (PDUFA) goal date of March 16, 2022. Rhythm also submitted a Type II variation application to the European Medicines Agency in October 2021 seeking regulatory approval and authorization for setmelanotide to treat obesity and control of hunger in adult and pediatric patients 6 years of age and older with BBS or Alström syndrome in both the United States and European Union. Additionally, Rhythm, along with its partners, is advancing a broad clinical development program for setmelanotide in other rare genetic diseases of obesity and is leveraging the Rhythm Engine, the largest known obesity DNA database -- now with approximately 45,000 sequencing samples -- to improve the understanding, diagnosis and care of people living with severe obesity due to certain genetic deficiencies. Rhythm’s headquarters is in Boston, MA.

About RareStone LTD.

RareStone, formerly Citrine Medicine, is dedicated to improving the lives of patients with rare and intractable diseases by making diagnosis and essential treatments available and accessible to those who need them in Greater China. Our mission is to build the first rare disease ecosystem in China, and in doing so, enable people with rare diseases to live more normal lives. In addition to developing and marketing rare disease drugs, RareStone aims to establish a patient-centric platform which educates people on rare diseases, trains doctors on diagnosis and treatment, and helps doctors develop a full disease management protocol. RareStone’s lead product candidate, Wakix® (pitolisant), is an investigational oral drug in development for the treatment of narcolepsy and obstructive sleep apnea in China. RareStone also recently announced two strategic partnerships that will gives the company exclusive Greater China rights to develop, register, and commercialize Alkindi® for pediatric congenital adrenal hyperplasia (CAH) patients and Efmody® for adolescent and adult CAH and adrenal insufficiency patients. RareStone is headquartered in Shanghai, China and has other offices in Beijing, China and Cambridge, Mass. For more information, visit www.rarestonegroup.com

IMCIVREE® (setmelanotide) Indication
In the United States, IMCIVREE is indicated for chronic weight management in adult and pediatric patients 6 years of age and older with obesity due to proopiomelanocortin (POMC), proprotein convertase subtilisin/kexin type 1 (PCSK1), or leptin receptor (LEPR) deficiency confirmed by an FDA-approved genetic test demonstrating variants in POMC, PCSK1, or LEPR genes that are interpreted as pathogenic, likely pathogenic, or of uncertain significance (VUS).

In the EU and Great Britain, IMCIVREE is indicated for the treatment of obesity and the control of hunger associated with genetically confirmed loss-of-function biallelic POMC, including PCSK1, deficiency or biallelic LEPR deficiency in adults and children 6 years of age and above. IMCIVREE should be prescribed and supervised by a physician with expertise in obesity with underlying genetic etiology.

Limitations of Use

IMCIVREE is not indicated for the treatment of patients with the following conditions as IMCIVREE would not be expected to be effective:

●	Obesity due to suspected POMC, PCSK1, or LEPR deficiency with POMC, PCSK1, or LEPR variants classified as benign or likely benign;
●	Other types of obesity not related to POMC, PCSK1 or LEPR deficiency, including obesity associated with other genetic syndromes and general (polygenic) obesity.

Important Safety Information

WARNINGS AND PRECAUTIONS

Disturbance in Sexual Arousal: Sexual adverse reactions may occur in patients treated with IMCIVREE. Spontaneous penile erections in males and sexual adverse reactions in females occurred in clinical studies with IMCIVREE. Instruct patients who have an erection lasting longer than 4 hours to seek emergency medical attention.

Depression and Suicidal Ideation: Some drugs that target the central nervous system, such as IMCIVREE, may cause depression or suicidal ideation. Monitor patients for new onset or worsening of depression. Consider discontinuing IMCIVREE if patients experience suicidal thoughts or behaviors.

Skin Pigmentation and Darkening of Pre-Existing Nevi: IMCIVREE may cause generalized increased skin pigmentation and darkening of pre-existing nevi due to its pharmacologic effect. This effect is reversible upon discontinuation of the drug. Perform a full body skin examination prior to initiation and periodically during treatment with IMCIVREE to monitor pre-existing and new skin pigmentary lesions.

Risk of Serious Adverse Reactions Due to Benzyl Alcohol Preservative in Neonates and Low Birth Weight Infants: IMCIVREE is not approved for use in neonates or infants.

ADVERSE REACTIONS

●	The most common adverse reactions (incidence ≥23%) were injection site reactions, skin hyperpigmentation, nausea, headache, diarrhea, abdominal pain, back pain, fatigue, vomiting, depression, upper respiratory tract infection, and spontaneous penile erection.

USE IN SPECIFIC POPULATIONS

Discontinue IMCIVREE when pregnancy is recognized unless the benefits of therapy outweigh the potential risks to the fetus.

Treatment with IMCIVREE is not recommended for use while breastfeeding.

To report SUSPECTED ADVERSE REACTIONS, contact Rhythm Pharmaceuticals at +1 (833) 789-6337 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

See U.S. Full Prescribing Information, EU SmPC and MHRA SmPC for IMCIVREE.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding activities in connection with the exclusive licensing agreement with RareStone and potential payments thereunder, the potential, safety, efficacy, and regulatory and clinical progress of setmelanotide, including the anticipated timing for initiation of clinical trials and release of clinical trial data and our expectations surrounding potential regulatory submissions, approvals and timing thereof, and our business strategy and plans, including regarding commercialization of setmelanotide. Statements using word such as “expect”, “anticipate”, “believe”, “may”, “will” and similar terms are also forward-looking statements. Such statements are subject to numerous risks and uncertainties, including, but not limited to our ability to enroll patients in clinical trials, the design and outcome of clinical trials, the impact of competition, the ability to achieve or obtain necessary regulatory approvals, risks associated with data analysis and reporting, our liquidity and expenses, the impact of the COVID-19 pandemic on our business and operations, including our preclinical studies, clinical trials and commercialization prospects, and general economic conditions, and the other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and our other filings with the Securities and Exchange Commission. Except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise.

Corporate Contact:

David Connolly
Head of Investor Relations and Corporate Communications
Rhythm Pharmaceuticals, Inc.
857-264-4280
dconnolly@rhythmtx.com

Investor Contact:

Hannah Deresiewicz
Stern Investor Relations, Inc.
212-362-1200
hannah.deresiewicz@sternir.com

Media Contact:

Adam Daley
Berry & Company Public Relations
212-253-8881
adaley@berrypr.com